Exhibit 10.20
EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
RELIANCE HOLDINGS LLC,
TIPTREE OPERATING COMPANY, LLC,
TIPTREE FINANCIAL, INC.,
RELIANCE FIRST CAPITAL, LLC,
THE MEMBERS OF RELIANCE FIRST CAPITAL, LLC,
WEXFORD CAPITAL LP, AS WEXFORD SELLERS REPRESENTATIVE
AND
MARC MILLER, AS RELIANCE SELLERS REPRESENTATIVE
Dated as of November 24, 2014

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of November 24, 2014, among Reliance Holdings LLC, a Delaware limited liability company (“Buyer”), Tiptree Operating Company, LLC, a Delaware limited liability company (“Tiptree”), Tiptree Financial Inc., a Maryland corporation (“TFI”), Reliance First Capital LLC, a Delaware limited liability company (the “Company”), Wexford Capital LP, a Delaware limited partnership (the “Wexford Sellers Representative”), Mr. Marc Miller (the “Reliance Sellers Representative” and together with the Wexford Sellers Representative, the “Seller Representatives”), and the members of the Company set forth on the signature pages of this Agreement under the caption “The Sellers” (collectively, the “Sellers”). The Company, Buyer, Tiptree, TFI, Seller Representatives and each Seller are referred to individually as a “Party” and collectively, as “Parties”.
RECITALS
WHEREAS, the Sellers own in the aggregate 100% of the issued and outstanding membership interests of the Company (the “Equity Interests”); and
WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, at the Closing (as defined below) all of the Equity Interests upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

DOC ID - 22091750.7

ARTICLE 1

DEFINITIONS
Section 1.01    Definitions. The following terms shall have the following meanings when used in this Agreement:
“Accounting Firm” has the meaning set forth in Section 2.05(e).
“Accounting Policies” means the Company’s accounting policies, principles, practices and methodologies used in the preparation of the Financials, as amended to the date hereof to reflect any changes to GAAP.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of 20% or more of the assets or equity of the Company or that would otherwise render the Transactions impracticable or impossible.
“Adjusted Annual EBITDA” means the calculation of Annual EBITDA, as adjusted pursuant to Section 6.10(d).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agency” means the FHA, VA, HUD, Federal National Mortgage Association or state agency, as applicable.
“Agreement” has the meaning set in forth in the first paragraph of this Agreement.
“Annual Earnout Payment Period” has the meaning set forth in Section 2.06(a).
“Annual EBITDA” means, in respect of the applicable Annual Earnout Payment Period, the Consolidated Net Income, plus the sum of interest on unsecured debt, taxes, depreciation and amortization, non-recurring expenses of the Company and its subsidiaries, any executive bonus payments above $1,100,000 in the aggregate during the Earnout Period, and any severance payments under the Employment Agreements, and all Excluded Items, calculated in accordance with Schedule 1.01.
“Annual EBITDA Calculation Amount” means, for the applicable Annual Earnout Payment Period, the amount determined in accordance with the following table and subject to Section 6.10(d):

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Adjusted Annual EBITDA	Annual EBITDA Calculation Amount
$0-$1,500,000	0
$1,500,001-$4,500,000	The product of (1) .75 multiplied by (2) the excess of (x) Adjusted Annual EBITDA over (y) $1,500,000.
$4,500,001-$6,000,000	$2,250,000 plus the product of (1) 1.00 multiplied by (2) the excess of (x) Adjusted Annual EBITDA over (y) $4,500,000.
$6,000,001-$7,500,000	$3,750,000 plus the product of (1) 1.25 multiplied by (2) the excess of (x) Adjusted Annual EBITDA over (y) $6,000,000.
$7,500,001-$8,000,000	$5,625,000 plus the product of (1) 1.50 multiplied by (2) the excess of (x) Adjusted Annual EBITDA over (y) $7,500,000.
$8,000,001 and above	$6,375,000 plus the product of (1) 2.00 multiplied by (2) the excess of (x) Adjusted Annual EBITDA over (y) $8,000,000.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Assets” has the meaning set forth in Section 3.08.
“Audited Financials” has the meaning set forth in Section 3.05(a)(1).
“Business” means the business of the Company as such business is currently conducted and as proposed to be conducted.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).
“Cash and Cash Equivalents” means cash in checking accounts, cash in interest-bearing deposit accounts, deposits in transit, short-term investments and money market investments, other than Restricted Cash.
“Claim” has the meaning set forth in Section 9.03(a).
“Claim Notice” has the meaning set forth in Section 9.03(a).
“Closing” has the meaning set forth in Section 2.03.

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“Closing Cash Balance” means the amount of all Cash and Cash Equivalents and Restricted Cash that is held by the Company, determined on a consolidated basis, at the close of business on the Business Day immediately preceding the Closing Date.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means the aggregate amount of all unpaid Debt of the Company at the close of business on the Business Day immediately preceding the Closing Date, provided, however, that the calculation of the Closing Debt Amount shall not include Debt incurred or arising under the Warehouse Credit Facilities.
“Closing Transaction Expenses” means the aggregate amount of all reasonable, documented out-of-pocket expenses relating to the Transactions incurred by the Company and the fees and expenses of Thompson & Knight LLP, in each case, incurred on or prior to the Closing that remain unpaid as at the close of business on the Business Day immediately preceding the Closing Date.
“Closing Working Capital” means the amount that is equal to the sum of (i) Cash and Cash Equivalents, (ii) the Fair Value of Mortgage Loans Held for Sale and (iii) accounts receivable (including accrued interest receivable), less (x) accounts payable (including accrued interest expense) and (y) borrowings under the Warehouse Credit Facilities.
“Closing Working Capital Adjustment Amount” means the difference (which may be positive or negative) between (a) Closing Working Capital and (b) Target Working Capital.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Disclosure Schedules” means the disclosure schedules to ARTICLE 3 and ARTICLE 4 delivered by the Company and the Sellers to Buyer prior to the execution and delivery of this Agreement.
“Company Intellectual Property” has the meaning set forth in Section 3.10(a).
“Company Plan” has the meaning set forth in Section 3.12(a).
“Competing Business” has the meaning set forth in Section 6.12.
“Confidentiality Agreement” means the confidentiality agreement entered into between Buyer, Tiptree or an Affiliate thereof, on the one hand and the Company, on the other hand, as applicable.
“Consideration Pro Rata Portion” has the meaning set forth in Section 2.04(a)(i).
“Consolidated Net Income” means consolidated revenues of the Company and its subsidiaries minus the sum of total operating expenses plus taxes of the Company and its subsidiaries, in each case determined in accordance with GAAP and the Accounting Policies.

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“Contract” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any Debt but excluding the Organizational Documents of such Person) to which or by which such Person is legally bound, other than a Company Plan.
“Damages” means, collectively, any damage, loss, liability, fines, penalties and expense (including reasonable attorneys’ fees).
“Debt” means, with respect to the Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for capital lease obligations which by their terms must be treated as debt (as determined in accordance with GAAP), (d) in respect of amounts drawn under letters of credit and bankers’ acceptances, and (e) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (d) above of any other Person.
“Dispute Notice” has the meaning set forth in Section 2.05(e).
“Earnout Payments” has the meaning set forth in Section 2.06(a).
“Earnout Period” has the meaning set forth in Section 2.06(a).
“Earnout Pro Rata Portion” has the meaning set forth in Section 2.06(a).
“Earnout Statement” has the meaning set forth in Section 2.06(d).
“Employee Plan” means any written or oral plan, program, agreement, policy or arrangement that is: (a) a welfare benefit plan as defined in Section 3(1) of ERISA; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, severance, change-in-control, employment, collective bargaining, employee loan or material fringe benefit plan, policy, program, agreement or arrangement.
“Environmental Laws” means any and all applicable statutes, laws, regulations and rules, in each case as in effect on the date of this Agreement, pertaining to (i) the protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, or (ii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Cash Balance” has the meaning set forth in Section 2.05(a).
“Estimated Closing Debt Amount” has the meaning set forth in Section 2.05(a).

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“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.05(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.05(b).
“Estimated Working Capital” has the meaning set forth in Section 2.05(a).
“Equity Interests” has the meaning set forth in the first Recital to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Exchange Act Filings” has the meaning set forth in Section 5.10.
“Excluded Items” means (i) all fees and expenses of the Company and the fees and expenses of Thompson & Knight LLP (provided that such fees and expenses of Thompson & Knight LLP shall not exceed the amount set forth on Section 1.01 of the Buyer Disclosure Schedule) arising as a result or relating to the Transactions (including but not limited to any fees or expenses in connection with the calculation of any Earnout Payments and the preparation of the Earnout Statements or any dispute hereunder, the determination of Net Working Capital and the preparation of the Estimated Closing Statement, the Proposed Final Closing Statement and the Final Closing Statement or any dispute thereunder), to the extent such fees and expenses are paid by the Company or Sellers, as applicable, (ii) all discounts to fair market value in intercompany transactions, (iii) all expenses in respect of any losses as a result of changes in the balance of the liability recorded in relation to Earn-Out Payments under SFAS 141(R) - Business Combinations as of subsequent reporting periods, (iv) the Earnout Payments, (v) all administrative and regulatory costs of the Company and its subsidiaries related to being a subsidiary of a public company, (vi) all corporate overhead (i.e., general and administrative expense) of Tiptree and its Affiliates allocated to the Company, (vii) allocation of profit, loss or expenses from Tiptree and its Affiliates to the Company and its subsidiaries relating to any Damages which give rise to an indemnity obligation pursuant to ARTICLE 9 hereof, (viii) any amounts recovered or recoverable by the Company and its subsidiaries from insurance, to the extent, and only to the extent, the Damages attributable to such insurance arose in the same period, (ix) any relocation and transition expenses of the Company and its subsidiaries resulting from the consummation of the Transactions, (x) any non-operating mortgage related non-recurring items, to include, without limitation, (a) any non-cash charges, such as goodwill write downs associated with an impairment (except non-cash charges that are reserves for future cash charges), (b) litigation expenses of the Company and its subsidiaries outside of the ordinary course, and (c) severance costs of the Company and its subsidiaries (for clarity, operating items such as (A) litigation-related expenses associated with mortgage claims, (B) all mortgage-related settlement expenses of the Company and its subsidiaries and (C) any paid claims of the Company and its subsidiaries to repurchase mortgages will be considered ordinary expense items and not Excluded Items) and (xi) any gain, loss, income or expense resulting from an adjustment or write-off to any goodwill or intangibles related to the acquisition of the Company by Buyer.

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“Fair Value of Mortgage Loans Held for Sale” means the fair value of Mortgage Loans held for sale based on commitments received from third-party whole loan investors pursuant to best efforts or mandatory delivery contracts, excluding deferred origination costs and fees and the effects of hedge accounting.
“FHA” means the Federal Housing Administration of the Department of Housing and Urban Development of the United States of America or any successor thereto.
“Final Closing Statement” has the meaning set forth in Section 2.05(e).
“Financials” has the meaning set forth in Section 3.05(a)(2).
“Former Seller” has the meaning set forth in Section 10.16.
“Fundamental Representations” means the representations and warranties set forth in Section 3.02 (Power and Authorization), Section 3.04 (Capitalization of the Company), Section 3.11 (Tax Matters), Section 3.12 (Employee Benefit Plans), Section 3.28 (Brokers), Section 4.01 (Power and Authorization), Section 4.04 (Title) and Section 4.07 (No Brokers).
“Funded Debt Amount” means the Closing Debt Amount, excluding (a) capital lease obligations and (b) guarantees, or assurances to a creditor against, a loss with respect to the obligations described in clause (a).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.
“Governmental Authorization” means any approval, waiver, consent, authorization, certification, filing, notice, non-objection, registration, license, application, permission or disclosure required to be obtained from or provided to any Governmental Authority due to the negotiation or consummation of this Agreement or the Transactions (i) which is required under any mortgage, banking or similar Applicable Law or (ii) the absence of which would have a Material Adverse Effect, prevent or materially delay the Closing or give rise to any change or effect that is or would reasonably be expected to be materially adverse to the Buyer’s operation of the Business upon or following the consummation of the Transactions.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.
“Governmental Requirements” means any approval, permit, license, authorization, registration or certificate issued by, or otherwise granted by, any Governmental Authority to which or by which the Company is subject or bound or to which or by which any property, business, operation or right of the Company is subject or bound.

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“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, identified pursuant to or regulated by any Environmental Law.
“HUD” means the Department of Housing and Urban Development of the United States of America or any successor thereto.
“In Bankruptcy” means a Mortgage Loan with respect to which the Mortgagor (i) has made an assignment for the benefit of creditors or petitioned or applied to any tribunal for the appointment of a custodian, receiver or trustee for a substantial part of its assets, (ii) has commenced any proceedings under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute or similar law of any jurisdiction, whether now or hereafter in effect, or (iii) has pending against it any such petition, application or proceeding.
“In Foreclosure” means a Mortgage Loan with respect to which the foreclosure process has been initiated (including, without limitation, the referral to legal counsel for institution of foreclosure) or is pending (whether by way of judicial foreclosure, under power of sale, or otherwise), or should have been instituted by the Company under its normal operating procedures, or the Mortgage Loan Requirements, regardless of whether the matter has been referred to an attorney, or a deed in lieu of foreclosure is pending.
“In Litigation” means a Mortgage Loan with respect to which any action, suit or proceeding before a court, governmental agency or arbitrator has been instituted and is pending.
“Indemnified Party” has the meaning set forth in Section 9.03(a).
“Indemnifying Party” has the meaning set forth in Section 9.03(a).
“Indemnified Taxes” means liabilities of the Company for Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period as determined pursuant to Section 6.08(c)).
“Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any Mortgage Loan, including without limitation, the FHA, the VA, and any private mortgage insurer; and (ii) providers of life, hazard, disability, title, or other insurance with respect to any Mortgage Loan or Mortgage Loan Collateral.
“Intellectual Property” means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by Applicable Law.
“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2014.
“Interim Financials” has the meaning set forth in Section 3.05(a)(2).

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“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of May 8, 2008, by and among the Company, Reliance Investors LLC and the other Holders (as such term is defined in the Investors’ Rights Agreement), as amended, modified or supplemented.
“Leased Real Property” has the meaning set forth in Section 3.09(c).
“Licensed Intellectual Property” has the meaning set forth in Section 3.10(a).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset; the term “Lien” will not be deemed to include any license of Intellectual Property.
“Loan Documents” means all documents whether in hard copy, computer record or any other format, evidencing or pertaining to a particular Mortgage Loan with respect to the processing, origination, servicing, payment and foreclosure of such Mortgage Loan, including, without limitation, the Mortgage Note, Mortgage, ledger or other cards, tax bills, accrual records, insurance policies, payment and remittance records and any documents required to be maintained under, or that are necessary to comply with, applicable Mortgage Loan Requirements.
“Management Employee” has the meaning set forth in Section 6.12.
“Marketable Loan” means a Mortgage Loan that, as applicable: (i) is insured or guaranteed by the FHA or the VA, or (ii) conforms to the underwriting standards of the Purchaser and is deliverable for sale to the Purchaser in secondary market transactions.
“Material Adverse Effect” means any change or effect that is or would reasonably be expected to be materially adverse to the Business, Assets, financial condition or results of operations of the Company; provided, however, that the term “Material Adverse Effect” will not include any change or effect that is, or that results from, any of the following: (i) circumstances, events, changes, effects or occurrences, including changes in laws, regulations or accounting principles generally applicable to or affecting the industry in which the Company operates; (ii) general economic, business or securities market conditions in the United States; (iii) hurricanes, tornadoes, earthquakes, floods or other natural disasters or acts of terrorism or war (whether or not declared); (iv) the loss of any employees, brokers, consultants, or customers following the announcement of this Agreement or the transactions contemplated hereby; or (v) acts or omissions of the Company carried out (or permitted to be carried out) with the written consent of Buyer (so long as such changes or conditions described in clause (i) do not disproportionately and adversely affect the Company as compared to similarly situated businesses).
“Material Contracts” has the meaning set forth in Section 3.14(b).

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“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a lien on real property with respect to the Mortgage Loans.
“Mortgage Loan” means a residential or commercial mortgage loan owned, in the process of origination or serviced by the Company.
“Mortgage Loan Collateral” means the real property and all improvements thereon securing a Mortgage Loan.
“Mortgage Loan Requirements” means the terms of (i) the Mortgage and Mortgage Note related to each Mortgage Loan, (ii) all federal, state and local laws, statutes, rules, regulations, requirements, administrative rulings or orders binding on the Company and applicable to a Mortgage Loan, and (iii) all requirements of or responsibilities and obligations of the Company to a warehouse lender, Purchaser, Agency or Insurer with respect to the warehousing, processing, underwriting, credit approval, origination, insuring, servicing, purchase, sale or filing of claims, as applicable, relating to the Mortgage Loans.
“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage.
“Mortgagor” means the obligor(s) on a Mortgage Note.
“Most Recent Balance Sheet” has the meaning set forth in Section 3.05(a)(1).
“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.05(a)(1).
“Operating Agreement” means the Limited Liability Company Operating Agreement of the Company, as amended through the date hereof and the Closing Date.
“Operating Principles” has the meaning set forth in Section 6.10.
“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, TBA forward contracts or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Owned Intellectual Property” has the meaning set forth in Section 3.10(a).
“Permitted Liens” means (i) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, and other Liens to secure claims for labor, material or supplies and other

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similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security regulations, (iv) zoning, building, entitlement and other land use regulations or restrictions, (v) the interests of the lessors and sublessors of any leased properties, (vi) easements, rights of way and other imperfections of title or encumbrances that do not significantly interfere with the present use of the property related thereto, (vii) restrictions on the ownership or transfer of securities arising under Applicable Laws, or (viii) Liens to secure the Warehouse Credit Facilities.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“PMI” means the default insurance provided by private mortgage insurance companies.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.
“Principal” means the outstanding balance owed on a Mortgage Loan after the application of the last payment made.
“Proposed Final Closing Statement” has the meaning set forth in Section 2.05(c).
“Purchase Price” has the meaning set forth in Section 2.02.
“Purchaser” means the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or any public or private investor who has purchased any of the Mortgage Loans from the Company or holds beneficial title conveyed or assigned by the Company to the Mortgage Loans.
“Reliance Seller Representative” has the meaning set forth in the Preamble.
“Reliance Sellers” means, collectively, each Seller who is not a Wexford Seller.
“REO” means real property owned in fee simple by the Company as a result of foreclosure proceedings (or proceedings in lieu of foreclosure).
“Representation Survival Date” has the meaning set forth in Section 9.01.
“Required Regulatory Approvals” has the meaning set forth in Section 6.06(b).
“Restricted Cash” means cash used to collateralize various letters of credit for leases and surety bonds, and borrower rehabilitation escrow funds, as well as borrower escrow funds for taxes and insurance.
“Sale of the Company” shall mean (a) any sale, conveyance, exchange, transfer or disposition of all or substantially all of the assets of the Company to a Person(s) Unaffiliated with Tiptree or

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its Affiliates, whether by merger, consolidation, reorganization, sale of assets or otherwise; or (b) a transaction resulting in equity interests representing (A) more than 50% of the economic or voting power of the Company being held by a Person(s) Unaffiliated with Tiptree or its Affiliates, or (B) the right to appoint the manager of the Company or similar governing body of the Company being held by a Person(s) Unaffiliated with Tiptree or its Affiliates.

“Sale of Tiptree” shall mean (a) any sale, conveyance, exchange, transfer or disposition of all or substantially all of the assets of Tiptree to a Person(s) Unaffiliated with Tiptree and its Affiliates, whether by merger, consolidation, reorganization, sale of assets or otherwise; or (b) a transaction resulting in equity interests representing (A) more than 50% of the economic or voting power of Tiptree being held by a Person(s) Unaffiliated with Tiptree and its Affiliates, or (B) the right to appoint the Board of Directors of Tiptree or similar governing body of Tiptree being held by a Person(s) Unaffiliated with Tiptree and its Affiliates.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Seller Response Notices” has the meaning set forth in Section 2.05(d).
“Seller Representatives” has the meaning set forth in the Preamble.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of Hugh Miller, Richard Blass and Marc E. Miller, after due inquiry.
“Servicing Agreement” means, any Contract pursuant to which the Company is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer to perform any of the foregoing activities, for any Mortgage Loan.
"Side Letter" means that certain letter agreement, dated as of the date hereof, by and among the Company, Buyer, Tiptree, TFI, Reliance Control LLC, Wexford Spectrum Fund, L.P., Spectrum Intermediate Fund Limited and Lambda Investors LLC.
“Straddle Period” has the meaning set forth in Section 6.08(c).
“Subservicing Agreement” means any Contract under which a third party services and administers Mortgage Loans on behalf of the Company.
“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses

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of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.
“Successor Seller” has the meaning set forth in Section 12.16.
“Target Working Capital” means $18.1 million.
“Tax” means all United States federal, state, local, foreign or other taxes, customs and duties, and similar charges, fees, levies and assessments imposed by a Governmental Authority, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes and such term shall include any interest, penalties , fines, related liabilities or additions to tax attributable to the foregoing.
“Tax Claim” has the meaning set forth in Section 6.08(f).
“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.
“Termination Date” means February 24, 2016.
“TFI” has the meaning set forth in the Preamble.
“TFI Material Adverse Effect” means any change or effect that is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of TFI determined on a consolidated basis; provided, however, that the term “TFI Material Adverse Effect” will not include any change or effect that is, or that results from, any of the following: (i) circumstances, events, changes, effects or occurrences, including changes in laws, regulations or accounting principles generally applicable to or affecting the industry in which TFI or any of its businesses operate; (ii) general economic, business or securities market conditions in the United States; or (iii) hurricanes, tornadoes, earthquakes, floods or other natural disasters or acts of terrorism or war (whether or not declared) (so long as such changes or conditions described in clause (i) do not disproportionately and adversely affect TFI as compared to similarly situated businesses).
“TFI Shares” has the meaning set forth in Section 2.02.
“Third Party” means any Person, other than the Parties or any of their Affiliates.
“Third Party Claim” has the meaning set forth in Section 9.03(c).
“Tiptree” has the meaning set forth in the Preamble.

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“Transaction Documents” means this Agreement and any other agreements contemplated hereby.
“Transactions” means the transactions contemplated by this Agreement.
“Unaffiliated” means any Person who is not (i) an Affiliate, (ii) a shareholder, member, other equity holder or family member of such Person or (iii) an Affiliate of a shareholder, member, other equity holder or family member of such Person, in each case immediately prior to the relevant transaction.
“VA” means the United States Department of Veterans’ Affairs or any successor thereto.
“Value Per Share” means, as of the date of a calculation, the most recent publicly reported Economic Book Value per TFI Share (including Tiptree-level net assets) reported in TFI’s filings with the SEC.
“Warehouse Credit Facilities” means, collectively, (1) that certain Amended and Restated Master Repurchase Agreement, dated as of February 25, 2010, between the Company as Seller and Direct Funding LLC as Buyer, as amended as of various dates by Amendments Nos. 1 through 12, (2) that certain Master Repurchase Agreement, dated as of December 12, 2012, between the Company as Seller and The Royal Bank of Scotland PLC as Buyer, as amended as of various dates by Amendments Number One through Three, (3) that certain Master Repurchase Agreement, dated as of June 28, 2013, between the Company as Seller and Citibank, N.A. as Buyer, as amended as of June 27, 2014 by Amendment Number One, and (4) that certain Line of Credit Agreement and that certain Amended and Restated Master Note, each dated August 22, 2014, between the Company as Borrower and Citibank, N.A. as Bank.
“Wexford Sellers” means Reliance Control LLC, a Delaware limited liability company and Reliance Investors LLC, a Delaware limited liability company.
“Wexford Sellers Representative” has the meaning set forth in the Preamble.
Section 1.02    Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:
(a)    the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof,
(b)    references to a section, exhibit, annex or schedule means a section of, or exhibit, annex or schedule to this Agreement, unless another agreement is specified,
(c)    the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof,
(d)    all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in (including in the definitions) and made a part of this Agreement as if set forth in

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full herein, and any capitalized terms used in any exhibit or schedule but not otherwise defined therein will have the meaning as defined in this Agreement,
(e)    definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender,
(f)    the word “including” means including without limitation,
(g)    any reference to “$” or “dollars” means United States dollars,
(h)    unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”),
(i)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, and
(j)    references to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.
ARTICLE 2

PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING
Section 2.01    Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each of the Sellers, all of the outstanding Equity Interests held by the Sellers, which constitute all of the outstanding equity securities of the Company.
Section 2.02    Purchase Price. The aggregate consideration for the purchase and sale of the Equity Interests will be the sum of (i) an amount in cash (the “Cash Consideration”) calculated as follows:
(a)    $7,500,000.00;
(b)    less the Closing Debt Amount;
(c)    plus the Closing Working Capital Adjustment Amount (if Closing Working Capital is greater than the Target Working Capital);
or
(d)    less the Closing Working Capital Adjustment Amount (if Closing Working Capital is less than the Target Working Capital);

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plus (ii) 1,625,000 shares of Class A common stock of TFI, par value $0.001 per share, as adjusted for splits, stock dividends and recapitalizations (the “TFI Shares”, and such consideration, the “Equity Consideration” and, together with the Cash Consideration, the “Purchase Price”).
The Cash Consideration, and, if applicable, the Equity Consideration, shall be subject to adjustment in accordance with Section 2.05. All payments to be made by Buyer pursuant to this Agreement shall be made free and clear of any withholding or deduction for or on account of Taxes, to the extent permitted by Applicable Law. Each of the Parties agrees that it will be bound by such allocation of the Purchase Price and will not take a position on any Tax Return or in any judicial proceeding or other filing with any Governmental Authority that is in any way inconsistent with such allocation. Any payments made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Applicable Law.
Section 2.03    The Closing. The purchase and sale of the Equity Interests (the “Closing”) will take place at 10:00 a.m. local time at the offices of Schulte Roth & Zabel LLP at 919 Third Avenue, New York, NY, 10022, as promptly as practicable, but in no event later than on the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE 7 hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the Parties. Subject to the provisions of ARTICLE 8 of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.
Section 2.04    Closing Deliveries and Payments.
(a)    Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:
(1)    to the Wexford Sellers Representative, on behalf of the Wexford Sellers, and to the Reliance Sellers Representative, on behalf of the Reliance Sellers, (x) an amount in cash equal to the Cash Consideration (estimated as provided in Section 2.05(b) below), by wire transfer of immediately available funds, and (y) the TFI Shares; the portion of the Cash Consideration and Equity Consideration attributable to each Seller shall be as set forth on Section 2.04(a) of the Company Disclosure Schedules (such portion attributable to each Seller, such Seller’s “Consideration Pro Rata Portion”);
(2)    to each Person specified in the Estimated Closing Statement as a recipient of payments in respect of the Funded Debt Amount, the amount payable to such Person as specified in the Estimated Closing Statement by wire transfer of immediately available funds to the account or accounts set forth in the Estimated Closing Statement; and
(3)    evidence satisfactory to Sellers of the Required Regulatory Approvals.

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(b)    Sellers’ Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall deliver or cause to be delivered at the Closing to Buyer a duly executed certificate to the effect that such Seller is not a foreign entity, substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2).
Section 2.05    Purchase Price Adjustment.
(a)    Estimated Closing Statement. The Company will prepare in good faith and provide to Buyer no later than five (5) Business Days prior to the anticipated Closing Date a written statement setting forth in reasonable detail its good faith estimates of the Closing Working Capital (the “Estimated Working Capital”), the Closing Cash Balance (the “Estimated Closing Cash Balance”), the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and the intended recipients thereof, the Closing Debt Amount (the “Estimated Closing Debt Amount”) and the Funded Debt Amount (and the recipients of any portion thereof, including any such recipient’s account information for purposes of receiving a wire transfer in accordance with Section 2.04(a) for any such portion thereof) (the “Estimated Closing Statement”), in each case prepared in accordance with the definitions thereof and/or the Accounting Policies, as applicable.
(b)    Estimated Purchase Price. The Purchase Price payable at Closing under Section 2.04(a)(1) (the “Estimated Purchase Price”) shall be calculated using the Estimated Closing Debt Amount and Estimated Working Capital set forth on the Estimated Closing Statement.
(c)    Proposed Final Closing Statement. As promptly as possible and in any event within seventy-five (75) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to the Sellers, a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price (the “Proposed Final Closing Statement”). The determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses and the Closing Debt Amount reflected on the Proposed Final Closing Statement will be prepared in accordance with the definitions thereof and/or the Accounting Policies, as applicable. Buyer will afford, and cause the Company to afford, the Seller Representatives and their respective advisors reasonable access (during normal business hours) to the work papers and other books and records of Buyer and the Company for purposes of assisting the Seller Representatives in their review of the Proposed Final Closing Statement.
(d)    Sellers’ Response. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price reflected thereon) will be final, conclusive and binding on the Parties for purposes of this Section 2.05(d) unless the Wexford Sellers Representative provides a written notice (a “Seller Response Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers of the Proposed Final Closing Statement. Any Seller Response Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Sellers believe has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ alternative calculation of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price, as applicable. Any item or amount to which no

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dispute is raised in the Seller Response Notice will be final, conclusive and binding on the Parties for purposes of this Section 2.05 after such twentieth (20th) Business Day.
(e)    Resolution of Disputes. Buyer and the Sellers will attempt to promptly resolve the matters raised in any Seller Response Notice in good faith. Beginning twenty (20) Business Days after delivery of any Seller Response Notice pursuant to Section 2.05(d), or any mutually-agreed extension thereof, either Buyer or the Wexford Sellers Representative may provide written notice to the other (the “Dispute Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by Buyer and the Sellers acting in good faith (the “Accounting Firm”). The Parties will instruct the Accounting Firm to promptly (and in any event within thirty (30) Business Days), in accordance with such procedures as it deems fair and equitable, provided that each party will be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm, review only those unresolved items and amounts specifically set forth and objected to in the Seller Response Notice. The Accounting Firm will resolve the dispute by selecting either (i) the Sellers’ calculation of Closing Working Capital, Closing Cash Balance, the Closing Transaction Expenses, Closing Debt Amount or Purchase Price as set forth on the Seller Response Notice (as modified following discussions with Buyer and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to Buyer) or (ii) Buyer’s calculation of Closing Working Capital, Closing Cash Balance, the Closing Transaction Expenses or Closing Debt Amount or Purchase Price as set forth on the Proposed Final Closing Statement (as modified following discussions with the Sellers and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to the Sellers), based upon the submission which results in an adjustment to the Closing Working Capital, the Closing Transaction Expenses, Closing Cash Balance, Closing Debt Amount and Purchase Price that is closest to the correct adjustment as determined by the Accounting Firm after resolution of the disputed items. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Company operates will act for the Accounting Firm in the determination proceeding, and the Accounting Firm will render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm will be borne 50% by the Buyer and 50% by the Sellers. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties for purposes of this Section 2.05. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Accounting Firm pursuant to this Section 2.05 is referred to herein as the “Final Closing Statement”. Each of the Parties agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.
(f)    Purchase Price Adjustment. If the Closing Working Capital, the Closing Debt Amount, the Closing Transaction Expenses or the Closing Cash Balance (as finally determined pursuant to this Section 2.05 and as set forth in the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement:

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(1)    Buyer will, no later than ten (10) Business Days after the final determination referred to in paragraph (e) above is made, remit or cause to be remitted to the Sellers an aggregate amount equal to the excess of the recalculated Purchase Price over the Estimated Aggregate Purchase Price; or
(2)    Buyer shall have the option, by written notice to the Seller Representatives, (x) to require Sellers, severally and not jointly and on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion, to remit or cause to be remitted to Buyer an aggregate amount in cash equal to the excess of the Estimated Aggregate Purchase Price over the recalculated Purchase Price (the absolute value of such amount, the “Deficit Amount”) or (y) to deduct the Deficit Amount from the Earnout Payments otherwise due to Sellers pursuant to Section 2.06 below, such deduction to be made on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion. In the event the Deficit Amount exceeds the amount of the Cash Consideration, then the entire amount of the Cash Consideration shall be remitted to Buyer in accordance with (x) or (y) above and Buyer shall have the option, by written notice to the Seller Representatives, (a) to require Sellers, severally and not jointly and on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion to surrender or cause to be surrendered to Buyer a number of TFI Shares with an aggregate market value equal to the excess of the Deficit Amount over the amount of the Cash Consideration or (b) to deduct a number of TFI Shares equal to such excess from the Earnout Payments otherwise due to Sellers pursuant to Section 2.06 below, such deduction to be made on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion.
(g)    Working Capital. The Parties acknowledge that the sole purpose of the working capital adjustment set forth in this Section 2.05 is to adjust for changes in relative levels of working capital of the Company from March 31, 2014 to the Closing Date; and, accordingly, the Closing Working Capital will be calculated using the Accounting Policies applied in a manner consistent with the application of such Accounting Policies in the calculation of the Target Working Capital and will not take into account any changes in accounting treatment that would be required under GAAP from and after March 31, 2014.
Section 2.06    Earnout Consideration.
(a)    For the period beginning on the first day of the first quarter beginning immediately following the Closing Date and ending on the date that is thirty-six (36) months thereafter (the “Earnout Period”), Sellers shall be entitled to annual earnout payments (the “Earnout Payments”) as and to the extent provided for herein; the portion of the Earnout Payments attributable to each Seller shall be as set forth on Section 2.06(a) of the Company Disclosure Schedules (the portion attributable to each Seller, such Seller’s “Earnout Pro Rata Portion”). Any Earnout Payments due hereunder shall be made no later than ninety (90) calendar days following the end of the applicable annual twelve (12) month period (the “Annual Earnout Payment Period”) to which such Earnout Payment relates. Notwithstanding the foregoing, any Earnout Payments otherwise due and payable hereunder shall be subject to the deductions and offsets in accordance with Section 2.05(f)(2) and Section 9.04.

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(b)    Subject to Section 2.06(a), the aggregate payment in respect of any Annual Earnout Payment Period shall be equal to the number of TFI Shares with an aggregate Value Per Share (calculated as of the last day of the applicable Annual Earnout Payment Period) equal to the difference between:
(1)    The Annual EBITDA Calculation Amount for such Annual Earnout Payment Period; and
(2)    The greatest prior Annual EBITDA Calculation Amount.
(c)    In no event will the number of TFI Shares issued to Sellers as Earnout Payments exceed 2,000,000 TFI Shares in the aggregate, as adjusted for splits, stock dividends and recapitalizations, before taking into account any deductions or offsets pursuant Section 2.05(f)(2) and Section 9.04.
(d)    With payment of each Earnout Payment during the Earnout Period, Buyer shall deliver to the Seller Representatives a statement (an “Earnout Statement”) that sets forth in reasonable detail its determination of the amount of the Earnout Payment. The amount of Adjusted Annual EBITDA shall be (i) determined by Buyer from books and records maintained for the Company by Tiptree and (ii) calculated in accordance with the definition of Adjusted Annual EBITDA and the Accounting Policies. Any dispute regarding any Earnout Statement or the amount of any Earnout Payment or the total of the Earnout Payments shall be resolved in accordance with the procedures set forth below. In connection with each Earnout Statement, the Company’s chief financial officer shall deliver a certificate substantially in the form attached hereto as Exhibit E (each, a “CFO Earnout Certification”). Absent fraud, gross negligence or willful misconduct by the chief financial officer, the Parties agree to hold the chief financial officer harmless from any and all Damages actually incurred or suffered by any Party arising out of any error or misstatement in such certificate or in the Earnout Statement.
(e)    In the event that the Wexford Seller Representative objects to the results set forth in the Earnout Statement, then within thirty-five (35) days after the delivery to the Wexford Seller Representative of the Earnout Statement (the “Response Period”), the Wexford Seller Representative shall deliver to the Buyer a written notice (an “Objection Notice”) describing in reasonable detail the Wexford Seller Representative’s objections to the Earnout Statement and setting forth the results determined by the Wexford Seller Representative to be correct. If the Wexford Seller Representative does not deliver an Objection Notice to Buyer during the Response Period, then Buyer’s calculation of the results shall be binding and conclusive on the Parties.
(f)    If the Wexford Seller Representative delivers an Objection Notice objecting to the results during the Response Period in accordance with subparagraph (e) above, and if the Wexford Seller Representative and Buyer are unable to resolve such dispute within twenty (20) days after such Objection Notice is delivered to the Buyer, then the dispute shall be finally settled by an Accounting Firm (it being understood that, if requested by the Wexford Seller Representative, such Accounting Firm may examine, among other things, the manner in which the Buyer applied the Accounting Policies to any particular transaction, taking into account all relevant factors (including, to the extent that the Accounting Firm deems it to be appropriate, a comparison of the manner in

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which Buyer applied the Accounting Policies (as required to be applied hereunder) to such transaction to the manner in which companies substantially comparable to Buyer apply GAAP to similar transactions). The determination by the Accounting Firm of Adjusted Annual EBITDA and the applicable Earnout Payments, if any, determined to be correct (the “Actual Earnout Amount”) shall be conclusive and binding on the parties. The Buyer and the Wexford Sellers shall each bear and pay 50% of the fees and other expenses of the independent accounting firm in connection with the dispute resolution process set forth in this section.
(g)    At reasonable times during normal business hours and upon reasonable notice provided to Buyer, before and after the preparation of the Earnout Statement, Buyer shall permit the Wexford Seller Representative and its legal, accounting and financial advisors to examine the financial books and records of the Company, to make such inspections and copies of such books and records as they may reasonably require, and to discuss such matters with the appropriate personnel of the Company and Buyer, each to the extent incident to the exercise of the Wexford Seller Representative’s right to object to Buyer’s calculation of the amounts set forth in the Earnout Statement. The Wexford Seller Representative agrees that it shall hold (and shall cause its advisors referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause its advisors referred to in the preceding sentence to use) such information solely for purposes of making calculations under this Section 2.06 and any disputes related thereto.
(h)    In the event Tiptree, Buyer, TFI or any of their Affiliates breaches Section 6.10, and such breach is incapable of being cured or is not cured, by Tiptree, Buyer, TFI or any of their Affiliates, as applicable, within 60 calendar days following receipt of written notice of such breach by the Wexford Sellers Representative, and such uncured breach would reasonably be expected to result in a material diminution of the aggregate payment due Sellers pursuant to Section 2.06(b) for an applicable Annual Earnout Payment Period as compared to the aggregate payment due Sellers pursuant to Section 2.06(b) for such Annual Earnout Payment Period if such breach of Section 6.10 had not taken place, the Sellers shall receive, as liquidated damages and not as a penalty, 2,000,000 TFI Shares, as adjusted for splits, stock dividends and recapitalizations, less (i) any TFI Shares previously received as part of prior Earnout Payments and (ii) any deductions or offset made in accordance with Section 2.05(f)(2) or Section 9.04 (collectively, the “Liquidated Damages”). Upon Sellers’ receipt of the Liquidated Damages, the Earnout Period shall terminate.
(i)    Upon a Sale of the Company (other than in connection with a Sale of Tiptree), the Sellers shall receive 2,000,000 TFI Shares, as adjusted for splits, stock dividends and recapitalizations, less any TFI Shares previously received as part of prior Earnout Payments and less any deductions or offset made in accordance with Section 2.05(f)(2) or Section 9.04 (collectively, the “Sale Payout”). Upon receipt Sellers’ receipt of the Sale Payout, the Earnout Period shall terminate.
(j)    The Parties acknowledge that (i) there is no assurance that Adjusted Annual EBITDA will exceed the Annual EBITDA Calculation Amount and result in Earnout Payments and (ii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect to the payment of Earnout Payments. Buyer, as of the date hereof, is not aware of any

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obligations of Buyer or its Affiliates, and, from and after the Closing, will take no actions, in either case, that would prevent the payment on a timely basis of an Earnout Payment, if any payments are then due, once such Earnout Payment is finally determined in accordance with the provisions of this Section 2.06.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In order to induce Buyer to enter into and perform this Agreement and to consummate the Transactions, the Company hereby represents and warrants to Buyer as follows, in each case except as set forth in the Company Disclosure Schedules:
Section 3.01    Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Buyer true and complete copies of the Organizational Documents of the Company, each as amended and otherwise in effect.
Section 3.02    Power and Authorization. The Company has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The Company has taken all limited liability company actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement, the other Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto and thereto, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each of this Agreement and the other Transaction Documents has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles).
Section 3.03    No Violation or Approval; Consents. Except as set forth in Section 3.03 of the Company Disclosure Schedules, neither the execution, delivery and performance of this Agreement or the other Transaction Documents by the Company nor its consummation of the Transactions will:
(a)    require any Governmental Authorizations on the part of the Company, other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made would not reasonably be expected to have a Material Adverse Effect;

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(b)    result in or give rise to the imposition of a material Lien (other than Permitted Liens) on any of the Assets of the Company;
(c)    assuming the taking of each action related to Governmental Authorizations required of the Company, result in a breach or violation of, or constitute a default under, any Applicable Laws to which the Company, the Business or any Assets are subject; or
(d)    result in a breach or violation of, or constitute a default under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Material Contract, (ii) any Governmental Order to which the Company is subject or (iii) the Organizational Documents of the Company.
Section 3.04    Capitalization of the Company.
(h)    The authorized and issued and outstanding equity interests of the Company is as set forth in Section 3.04(a) of the Company Disclosure Schedules. All of the outstanding equity interests of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights.
(i)    There are no outstanding options, warrants or other rights of any Person to acquire any equity securities of, or any equity interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in the Company.
(j)    The Company does not directly or indirectly own any equity securities of, or interests in, any Person.
(k)    Except as contemplated by the Operating Agreement or the Investors’ Rights Agreement, (i) there are no preemptive rights or other similar rights in respect of any equity interests in the Company, (ii) there are no Liens (other than Permitted Liens) on, or Contracts entered into by the Company concerning, the ownership, transfer or voting of, any equity interests in the Company, or otherwise affecting the rights of any holder of the equity interests in the Company, (iii) there is no Contract, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in the Company and (iv) there are no existing rights with respect to registration under the Securities Act of any equity interests in the Company.
Section 3.05    Financial Matters.
(k)    Buyer has been furnished with each of the following:
(1)    the audited consolidated balance sheet of the Company as of December 31, 2013 (the “Most Recent Balance Sheet”, and the date thereof, the “Most Recent Balance Sheet Date”) and the related audited statements of income, cash flows and changes in members’ equity for the fiscal year then-ended, accompanied by the notes thereto and the report of

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the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and
(2)    the unaudited consolidated balance sheet of the Company as of June 30, 2014 and the related unaudited consolidated statements of income, cash flows and changes in members’ equity for the six (6) months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).
(l)    The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial position and results of the operations of the Company (subject, with respect to the Interim Financials, to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments).
(m)    The Company does not have any liabilities which are of a nature required by GAAP to be reflected on a balance sheet or the notes thereto except for (i) liabilities reflected or reserved against in the Financials and (ii) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date.
Section 3.06    Absence of Certain Developments. Except as set forth on Section 3.06 of the Company Disclosure Schedules, from the Most Recent Balance Sheet Date through the date of this Agreement (a) there has not been any change or effect that constitutes a Material Adverse Effect, (b) the Business has been conducted in all material respects in the ordinary course of business and (c) there have no material adverse changes to the Whole-Loan Sales Related Reserves of the Company.
Section 3.07    Debt; Guarantees. Section 3.07 of the Company Disclosure Schedules sets forth a list of all of the Company’s (i) Contracts governing Debt and (ii) leasing or similar arrangements that, in accordance with GAAP, are classified as capital leases, in each case as of the date of this Agreement. The Company has no material liability in respect of a guarantee of any Debt or other similar liability of any other Person.
Section 3.08    Assets. The Company has good title to, or in the case of leased or licensed property and assets, have the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of their material tangible properties, rights and assets, whether real or personal, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except (a) to the extent the enforceability of any such leases or other Contracts may be limited by general principles of equity (whether considered in a proceeding at law or in equity) and (b) for assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). None of the owned Assets is subject to any Lien other than a Permitted Lien. This Section 3.08 does not relate to real property or interests in real property, such items being instead the subject of Section 3.09, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 3.10.
Section 3.09    Real Property.

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(a)    The Company has valid leasehold interests in all Leased Real Property (as defined in Section 3.09(c) below). None of the Leased Real Property is subject to any Lien, except Permitted Liens.
(b)    The Company does not own any real property, except for real properties the Company has acquired following default or foreclosure actions or proceedings in the ordinary course of the Company’s Business as set forth on Section 3.09(b) of the Company Disclosure Schedules (the “Owned Real Property”). The Company has good, valid and marketable fee simple title to all Owned Real Property free and clear of all Liens (other than Permitted Liens).
(c)    The leased real properties held by the Company are listed in Section 3.09(c)(i) of the Company Disclosure Schedules (the “Leased Real Property”). The Company has made available to Buyer true and complete copies of the leases relating to such Leased Real Property. With respect to each lease listed in Section 3.09(c)(i) of the Company Disclosure Schedules, except as set forth in Section 3.09(c)(ii) of the Company Disclosure Schedules, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the lease.
(d)    There does not exist any actual, or to Sellers’ Knowledge, threatened or contemplated condemnation or eminent domain proceeding that relates to any of the Owned Real Property or Leased Real Property or any part thereof, and the Company has not received any written, or to Sellers’ Knowledge, oral, notice of the intention of any Governmental Authority or other Person to take or use any part of the Owned Real Property or Leased Real Property.
Section 3.10    Intellectual Property.
(a)    Each item of material Intellectual Property used in the operation of the Business (the “Company Intellectual Property”) is either (i) owned by the Company (the “Owned Intellectual Property”) or (ii) to the Sellers’ Knowledge, rightfully used and authorized for use by the Company pursuant to a valid and enforceable Contract (the “Licensed Intellectual Property”). Section 3.10(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all material Owned Intellectual Property. Except as set forth on Section 3.10(a) of the Company Disclosure Schedules, the Company owns and possesses all right, title and interest in and to the Owned Intellectual Property set forth on Section 3.10(a) free and clear of all Liens other than Permitted Liens.
(b)    Except as set forth on Section 3.10(b) of the Company Disclosure Schedules, (i) the Company has not received any written notice from any third party alleging that the conduct of the business of the Company infringes any Intellectual Property or other proprietary rights of any other Person in any material respect; (ii) there is no action pending or threatened in writing alleging any such infringement or challenging the Company’s rights in or to any Company Intellectual Property; and (iii) to the Sellers’ Knowledge, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company in any Licensed Intellectual Property.
Section 3.11    Tax Matters.

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(a)    The Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all material Tax Returns required to have been filed by it. All such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company that are due and payable (whether or not shown to be due and payable on such Tax Returns) have been paid in full. No representation is made as to the amount of net operating loss carryforwards or similar tax attributes (e.g. tax credit carryforwards) that may be available in a post-Closing Tax Period.
(b)    All material Taxes required to have been withheld by the Company in connection with amounts paid by the Company to any employee, independent contractor, or other third party have been withheld and all such withheld amounts required to have been paid over to a Taxing Authority have been paid to the appropriate Taxing Authority.
(c)    The Company has not received written notice of any claim or action by a Taxing Authority concerning a material deficiency in Taxes of the Company that has not been settled.
(d)    The Company has not agreed to any waiver of any statute of limitations in respect of material Taxes that remains in effect.
(e)    The Company is and has been treated as a corporation for U.S. Federal income and applicable state tax purposes since March 24, 2008.
(f)    The Company is not a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group.
(g)    There are no Liens for Taxes on any assets of the Company other than Permitted Liens.
(h)    The Company has not granted a power of attorney in respect of any Tax matter that remains in effect, other than in connection with its utilization of a third-party payroll service provider.
(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date.
(j)    The Company (A) has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), or (B) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(k)    The Company has not engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 that was or is required to be disclosed under Treasury Regulations Section 1.6011-4.
Section 3.12    Employee Benefit Plans.
(a)    Section 3.12(a) of the Company Disclosure Schedules lists each Employee Plan that the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or which covers the Company’s current or former employees, directors, officers or consultants and for which the Company has any liability (each, a “Company Plan”). None of the Company or members of its “Control Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) maintains, has contributed to, or has any liability with respect to any Employee Plan subject to Title IV of ERISA or a “multiemployer plan” (as defined in Section 4011(a)(3) of ERISA). Each Company Plan has been established and administered in compliance in all material respects in accordance with its terms and all Applicable Laws.
(b)    With respect to each Company Plan, the Company has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the employees of the Company concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.
(c)    All required contributions, assessments and premium payments on account of each Company Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.
(d)    With respect to each Company Plan, there are no existing (or, to the Sellers’ Knowledge, threatened) claims or actions involving the Company (other than routine claims for benefits).Each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter to its qualification, and, to the Sellers’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(e)    Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan provides medical, or life insurance benefits or coverage following retirement or other termination of employment.
(f)    Except as described in Section 3.12(f) of the Company Disclosure Schedules, no Company Plan exists that, as a result of the execution of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in

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(i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (iii) result in payments which would not be deductible under Section 280G of the Code.
Section 3.13    Environmental Matters.(a) The Company is in material compliance with all Environmental Laws applicable to it, (b) the Company has all permits, authorizations and approvals required under applicable Environmental Laws to conduct the Business, and is in compliance with the respective requirements of such permits, authorizations and approvals, except to the extent the failure to have or the failure to be in compliance with such permits, authorizations and approvals has not had, and would not reasonably be expected to have a Material Adverse Effect, (c) there is not now pending or, to the Sellers’ Knowledge, threatened, any action against the Company in connection with any past or present noncompliance with such Environmental Laws, (d) there has been no release by the Company of any material amount of any Hazardous Substance on, upon, into or from any site leased by the Company or the Owned Real Property, except for any such releases that have not had, and would not reasonably be expected to have, a Material Adverse Effect and (e) there has been no Hazardous Substance generated by the Company that has been disposed of at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.
Section 3.14    Contracts.
(a)    Section 3.14(a) of the Company Disclosure Schedules sets forth a list of all Contracts of the Company of the types described below that are in effect on the date of this Agreement and as of the Closing Date (the “Material Contracts”):
(1)    any Contract (or group of related Contracts) for the provision of services to a customer or for the purchase of products or services from a supplier which will extend over a period of more than one year with revenues or costs, as the case may be, in excess of $250,000 per year;
(2)    all partnership or joint venture agreements to which the Company is party;
(3)    any Contract under which the Company has permitted any Asset to become encumbered by a Lien (other than by a Permitted Lien);
(4)    any Contract material to the Company’s Business containing covenants limiting the freedom of the Company to compete in any line of business or with any other Person or covenant not to solicit or hire any Person;
(5)    any employment-related Contract, plan or program, other than any Company Plan, pursuant to which payments are required upon the consummation of the Transactions;

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(6)    any employment agreement of the Company;
(7)    any lease of real property or any capital lease;
(8)    any Servicing Agreement;
(9)    any Subservicing Agreement;
(10)    any Interest Rate Protection Agreement or Other Hedging Agreement to which the Company is currently a party, together with a description of the dollar amount, counterparty, collateral and maturity of any such agreement;
(11)    any Contract that prohibits the payment of dividends or distributions in respect of the Equity Interests, prohibits the pledging of the Equity Interests or prohibits the issuance of guarantees by the Company;
(12)    any Contract, including options, to sell or lease (as lessor) any tangible property of the Company for an amount in excess of $250,000 over the term of such Contract;
(13)    any Contract (other than purchase orders entered into in the ordinary course of business) pursuant to which the Company has agreed to acquire or lease any tangible property for an amount in excess of $250,000 over the term of such Contract;
(14)    any Contract evidencing Debt in excess of $250,000;
(15)    any Contract under which marketing or lead expenses in excess of $250,000 are incurred; and
(16)    any other Contract (or group of related Contracts), the performance of which involves payment by or to the Company of consideration in excess of $250,000 over the term of such Contract, other than (i) any Contract that is terminable by the Company or the other party thereto without liability and on notice of 90 days or fewer and (ii) purchase orders entered into in the ordinary course of business.
(b)    The Company has made available to Buyer accurate and complete copies of each of the Material Contracts and all exhibits, supplements and schedules thereto, in each case, as amended or otherwise modified and in effect. As of the date of this Agreement, (i) to the Sellers’ Knowledge, each Material Contract is enforceable against each party to such Material Contract (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles) and, subject to obtaining any necessary consents disclosed in Section 3.03 of the Company Disclosure Schedules, will continue to be so enforceable immediately following the consummation of the Transactions, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity and (ii) the Company is not, and, to the Sellers’ Knowledge, no other party to any Material Contract is, in material breach or violation

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of, or default under, or has repudiated any material provision of, any Material Contract. The Company has not received or given notice of any intent to terminate, to seek to renegotiate, amend or modify, or to materially modify the provision or use of any product or service that is the subject of, any Material Contract.
Section 3.15    Related Party Transactions.
(a)    No Seller and no other Affiliate of the Company is a party to any Contract or transaction with the Company other than with respect to the payment of employee compensation, the Operating Agreement, the Investors’ Rights Agreement or as set forth in Section 3.15(a) of the Company Disclosure Schedules.
(b)    No Seller or any Affiliate thereof owns any interest in any property (whether real, personal or mixed, and whether tangible or intangible), used in connection with the Business.
Section 3.16    Labor Matters. There are no unfair labor practice charges, grievances or complaints pending or, to the Sellers’ Knowledge, threatened to be brought, before the National Labor Relations Board or any other organization. There is no work slowdown, lockout, stoppage, picketing or strike pending, or to the Sellers’ Knowledge, threatened, by or with respect to any employees of the Company. The Company is not party to, or otherwise subject to, any collective bargaining agreement or other similar contract with a labor union and none pertain to any employees of the Company. There are no organization activities involving the Company pending with any labor organization or group of employees of the Company. To the Sellers’ Knowledge, there is no effort by or on behalf of any labor union to organize any employees. No groups of employees of the Company have made any demands for recognition or certification to the Company and no petition has been filed or proceedings instituted by any labor union or other labor organization with the National Labor Relations Board seeking recognition or certification as the bargaining representative of any employee or group of employees of the Company. To the Seller’s Knowledge, the Company is in material compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. Any independent contractors who provide, or provided, services to the Company are, or were, properly classified as independent contractors.
Section 3.17    Litigation; Governmental Orders. Except as set forth on Section 3.17 of the Company Disclosure Schedules, there is no material action pending or, to the Sellers’ Knowledge, threatened, against the Company.
Section 3.18    Compliance with Laws. Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company is in material compliance with all Applicable Laws of any Governmental Authority applicable to its Business. Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company has not received a written notice from any Governmental Authority alleging violation by them of any Applicable Law.
Section 3.19    Insurance. Section 3.19 of the Company Disclosure Schedules sets forth a list of the insurance policies or binders of insurance covering the operations of the Company as of

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the date hereof. The Company has made available to Buyer true and accurate copies of all such policies or binders. Each such policy is in full force and effect (or has been renewed in the ordinary course of business) and the Company has not received written notice of a material default with respect to their obligations under, or notice of cancellation or nonrenewal of, any of such policies.
Section 3.20    Mortgage Loans. Set forth on Section 3.20 of the Company Disclosure Schedules is a list of each Mortgage Loan owned by the Company as of the date hereof and with respect to each such Mortgage Loan (i) the loan number of the Mortgage Loan, (ii) the Principal of the Mortgage Loan, (iii) the last installment paid date for the Mortgage Loan, (iv) the monthly principal and interest payment for the Mortgage Loan, (v) the interest rate of the Mortgage Loan, (vi) the state in which the Mortgage Loan Collateral for the Mortgage Loan is located, (vii) whether such Mortgage Loan is delinquent (defined as more than 60 days past due), and (viii) whether such Mortgage Loan is In Bankruptcy, In Foreclosure or In Litigation. Except as otherwise set forth on Section 3.20 of the Company Disclosure Schedules, each Mortgage Loan set forth on Section 3.20 of the Company Disclosure Schedules is a Marketable Loan and the Company has good title to, and is the sole legal and beneficial owner of, each such Mortgage Loan free and clear of any lien, claim, pledge or other encumbrance of any nature except for the security interests therein of the banks which have provided financing with respect to the origination thereof. All Mortgage Loans were fully disbursed and made or consummated in accordance with Applicable Law covering the origination or consummation of such Mortgage Loans. All monies received with respect to each Mortgage Loan have been properly accounted for and applied in the course of settlement or servicing. To the Sellers’ Knowledge, the Company has complied with all material contractual obligations which relate to any of the Mortgage Loans.
Section 3.21    Loan Documents. Except as set forth on Section 3.21 of the Company Disclosure Schedules, the Loan Documents were in compliance with all Mortgage Loan Requirements upon origination and the Loan Document files and records of the Company are complete in all respects including, without limitation, with regard to origination and servicing activity in the ordinary course of the Company’s Business, except for routine trailing documents from originations that the Company is obtaining in the ordinary course of its Business and servicing-related items over which the Company does not have control. All tax identifications (if applicable) in the Loan Documents, to the Sellers’ knowledge, are correct and all property descriptions contained in any Loan Documents are legally sufficient or are covered by policies of title insurance providing coverage for property descriptions.
Section 3.22    Mortgage Loan Requirements; Filing of Reports. Except as set forth on Section 3.22 of the Company Disclosure Schedules, the Company has complied in all material respects with all applicable Mortgage Loan Requirements with respect to the servicing, origination and underwriting of Mortgage Loans. The Company has timely filed all reports required by any Purchaser, any Insurer and the Mortgage Loan Requirements.
Section 3.23    Title Insurance. Except as set forth on Section 3.23 of the Company Disclosure Schedules, each Mortgage related to a Mortgage Loan is covered by a mortgage title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Mortgage Loan Collateral is located (and both the policy and the title insurer were acceptable to

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the applicable Purchaser at the time of origination), or are covered by an abstract of title and certification of attorney’s mortgage lien opinion insuring the first or second priority lien, as applicable, of the Mortgage in the original principal amount of the related Mortgage Note. If required by the applicable Mortgage Loan Requirements, the appropriate Purchaser is the insured under such title insurance policy.
Section 3.24    Mortgage Loan Insurance. Except as set forth on Section 3.24 of the Company Disclosure Schedules, any Mortgage Loan purported to be insured by the FHA or guaranteed by the VA complies or will comply with all FHA requirements for FHA insurance or all VA requirements for VA guaranties, as the case may be, and such Mortgage Loans are either in fact insured by the FHA or guaranteed by the VA or are expected to be insured or guaranteed, as applicable, within sixty (60) days of the funding of such Mortgage Loans, and as to Mortgage Loans originated by and are serviced by the Company, said insurance or guaranty payments or fees with respect to such Mortgage Loans have been or will be paid in full (or are being paid monthly in accordance with the terms of such Mortgage Loans and applicable Mortgage Loan Requirements and are current). Except as set forth on Section 3.24 of the Company Disclosure Schedules, all such Mortgage Loans purported to be insured or guaranteed by PMI comply or will comply with all provisions of the contract with the provider of the PMI and such Mortgage Loans are either in fact insured or guaranteed by such PMI or are expected to be insured or guaranteed, within sixty (60) days of the funding of such Mortgage Loans, in amounts complying with applicable Mortgage Loan Requirements. For Mortgage Loans originated by the Company, the provider of the PMI was or will be acceptable under applicable Mortgage Loan Requirements at all relevant times. Except as set forth on Section 3.24 of the Company Disclosure Schedules, neither the FHA, the VA nor any provider of the PMI has issued to the Company any notice disclaiming liability on the insurance or guaranty of any Mortgage Loan purported to be insured by the FHA, or the provider of the PMI or guaranteed by the VA and to the Sellers’ Knowledge there exists no facts that would provide a basis for rescission of any such insurance or guaranty. The Company has not canceled PMI policies with respect to any of the Mortgage Loans that were insured by providers of PMI at or subsequent to the time of the origination of the Mortgage Loans without the prior approval of the applicable Agency or Purchaser, unless such cancellation was permitted or required by applicable Mortgage Loan Requirements.”
Section 3.25    Security Interests; Mortgage Loan Collateral. Except as set forth on Section 3.25 of the Company Disclosure Schedules, neither the Mortgage Loan Collateral nor any party to any related security agreement has been released by the Company, with the exception of releases required by divorce decrees, releases required by assumptions, and other releases effected in accordance with Purchaser requirements. Section 3.25 of the Company Disclosure Schedules identifies each REO by indicating its address, date of foreclosure or acquisition in lieu of foreclosure and book value. To the Sellers’ Knowledge, there exists no uninsured physical damage to the Mortgage Loan Collateral from fire, wind, storm, earthquake or any other casualty, circumstance or condition, which physical damage would cause any Mortgage Loan to become delinquent or adversely affect the marketability of any Mortgage Loan or the Mortgage Loan Collateral.
Section 3.26    No Recourse; No Repurchase.

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(a)    Except as set forth on Section 3.26(a) of the Company Disclosure Schedules, the Company is not a party to (A) any agreement, arrangement or obligation with or to any Person, including an Purchaser or Insurer, to repurchase from any such Person any Mortgage Loan, or (B) any agreement, arrangement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any loss, cost or expense suffered or incurred as a result of the foreclosure or sale of any such Mortgage Loan or mortgaged property.
(b)    Except as set forth on Section 3.26(b) of the Company Disclosure Schedules, no demand remains outstanding that has been made to the Company to provide an indemnity payment in respect of a Mortgage Loan or to repurchase a Mortgage Loan out of a Purchaser’s portfolio that could result in a loss to the Company.
Section 3.27    Third-Party Mortgage Loan Purchasers. Set forth on Section 3.27 of the Company Disclosure Schedules is a true and correct list of the top ten third-party Mortgage Loan purchasers of the Company for fiscal year 2013 and for fiscal year 2014 through the date of this Agreement, together with the gross dollar amount of sales made to each such purchaser for such period. Except as set forth on Section 3.27 of the Company Disclosure Schedules, since January 1, 2013, no such purchaser has cancelled, or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Company, or has materially decreased, or threatened to materially decrease or materially limit, its relationship with the Company.
Section 3.28    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Company other than fees (if any) that will (a) be paid as contemplated by this Agreement or (b) otherwise be paid by the Sellers and their Affiliates and for which Buyer and (after the Closing) the Company will have no responsibility to pay.
Section 3.29    Licenses and Permits. The Company has obtained all of the material Governmental Requirements necessary to permit it to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted. The Company has not received notice of non-compliance with Applicable Laws from any Governmental Authority, other than matters raised in connection with regular examinations and/or which have been resolved and/or which are not reasonably expected to have a Material Adverse Effect and (i) to the Sellers’ knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default in any material respect under any such Governmental Requirements or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Requirement, or which would materially and adversely affect the rights of the Company under any such Governmental Requirement and (ii) each such Governmental Requirement is in full force and effect.
ARTICLE 4

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

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Each Seller severally, and not jointly and severally, hereby represents and warrants to Buyer, solely as to such Seller, in each case except as set forth in the Company Disclosure Schedules, that:
Section 4.01    Power and Authorization. Each of this Agreement and the other applicable Transaction Documents has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms.
Section 4.02    Authorization of Governmental Authorities. Except as disclosed in Section 4.02 of the Company Disclosure Schedules, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by such Seller of this Agreement and its obligations hereunder or (b) consummation of the Transactions by such Seller. As of the date hereof, no Seller is aware of any reason why the necessary Governmental Authorizations will not be received on a timely basis in order to permit consummation of the Transactions.
Section 4.03    No Violation or Approval; Consents. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents by such Seller nor such Seller’s the consummation of the Transactions will:
(l)    violate any provision of any Applicable Law with respect to such Seller; or
(m)    conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person that has not been obtained or undertaken, or result in the creation of any Lien upon any Equity Interests of the Company owned by such Seller under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties or (ii) any Contract of such Seller that could affect the consummation of the Transactions or result in any liability to Buyer or any of its Affiliates or the Company.
Section 4.04    Title. Such Seller is the record and beneficial owner of the Equity Interests of the Company set forth opposite such Seller’s name in Section 3.04(a) of the Company Disclosure Schedules, and such Seller has good and marketable title to such Equity Interests, free and clear of all Liens, other than Permitted Liens and any restrictions imposed by Applicable Law, the Operating Agreement and the Investors’ Rights Agreement. Subject to the Operating Agreement and the Investors’ Rights Agreement, such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Equity Interests of the Company held by such Seller, free and clear of all Liens. Immediately following the Closing, Buyer will be the record and beneficial owner of such Equity Interests, and have good and marketable title to such Equity Interests, free and clear of all Liens except as are imposed by Buyer and other than restrictions imposed by Applicable Law. Except pursuant to this Agreement, there is no Contract pursuant to which such Seller has, directly

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or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in the Company. Except for the Operating Agreement and the Investors’ Rights Agreement, such Seller is not a party to, and the Equity Interests in the Company set forth opposite such Seller’s name in Section 3.04(a) of the Company Disclosure Schedules are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contract relating to the transfer or voting of such Equity Interests. Any provisions of the Operating Agreement or Investors’ Rights Agreement that may be deemed to prohibit or limit the ability to consummate the Transactions have been waived by the parties thereto.
Section 4.05    Investment Representation; Opportunity to Conduct Due Diligence; Securities Act Law Restrictions.
(a)    Except as set forth on Section 4.05 of the Company Disclosure Schedules, each Seller (i) is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Consideration contemplated by this Agreement.
(b)    Each Seller confirms that such Seller has been given the opportunity to ask questions of Buyer and to acquire such additional information about the business and financial condition of Buyer and its Affiliates as such Seller has requested.
(c)    Each Seller acknowledges that the Equity Consideration being acquired hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act. The Equity Consideration being acquired by each Seller hereunder is being acquired for investment purposes only and not with a view to any public distribution thereof.
Section 4.06    Related Party Transactions. Neither such Seller nor any Affiliate of such Seller owns an equity interest or has a financial or profits interest in, or otherwise has a business relationship with (as a lender, joint venturer, board member, officer, employee, consultant, agent or otherwise), any Person that competes with the Company with respect to any products or services of the Company in any market served by the Company.
Section 4.07    No Brokers. Except as contemplated by Section 3.28 or as disclosed in Section 4.07 of the Company Disclosure Schedules, such Seller has no liability of any kind to any broker, finder or agent with respect to the Transactions.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER, TIPTREE AND TFI
Section 5.01    Organization. Each of Buyer, Tiptree and TFI is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and is in good standing in each jurisdiction where the character of

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the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer, Tiptree or TFI to consummate the Transactions.
Section 5.02    Power and Authorization. Each of Buyer, Tiptree and TFI has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Buyer, Tiptree and TFI has taken all corporate or limited liability company actions or proceedings required to be taken by or on its part to authorize and permit the execution and delivery by it of this Agreement, the other Transaction Documents to which it is a party and the instruments required to be executed and delivered by it pursuant hereto and thereto, the performance by it of its obligations hereunder and thereunder and the consummation by it of the Transactions. Each of this Agreement and the other Transaction Documents have been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by Buyer, Tiptree and TFI and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of each of Buyer, Tiptree and TFI, enforceable against it in accordance with their respective terms.
Section 5.03    No Violation or Approval; Consents. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party by Buyer, Tiptree and TFI, nor Buyer’s, Tiptree’s or TFI’s consummation of the Transactions will:
(n)    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, by or on behalf of such parties, other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of such parties to consummate the Transactions;
(o)    result in or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of Buyer, Tiptree or TFI;
(p)    assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default under, any material Applicable Law; or
(q)    result in a breach or violation of, or constitute a default under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Contract of Buyer, Tiptree or TFI, (ii) any Governmental Order to which Buyer, Tiptree or TFI is subject or (iii) the Organizational Documents of Buyer, Tiptree or TFI.
Section 5.04    Governmental Authorizations. As of the date hereof, Buyer, Tiptree and TFI are not aware of any reason why the necessary Governmental Authorizations will not be received

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on a timely basis in order to permit consummation of the Transactions. None of Buyer, Tiptree or TFI has received any written or oral notice alleging that Buyer, Tiptree or TFI is in violation of Applicable Law in connection with their affiliated existing mortgage and specialty finance business.
Section 5.05    Adequacy of Funds. Buyer will have as of the Closing immediately available funds sufficient to make all payments contemplated by ARTICLE 2.
Section 5.06    No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer, Tiptree or TFI.
Section 5.07    Investment Intent. Buyer is buying the Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Buyer, Tiptree and TFI each acknowledges that such Equity Interests and the sale thereof have not been registered under any Applicable Laws.
Section 5.08    The TFI Shares. The TFI Shares to be issued to Sellers as part of the Equity Consideration and the Earnout Payments will at issuance by duly authorized, validly issued and outstanding, fully paid and nonassessable. Immediately upon Closing, in respect of the Equity Consideration, and upon issuance to Sellers in respect of the Earnout Payments, the TFI Shares will be owned or record and beneficially by Sellers free and clear of any security interest, pledge, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind (except as has been or may be created by a Seller or due to any action or inaction on the part of a Seller) other than pursuant to Applicable Law or as set forth in the certificate of incorporation and bylaws of TFI.
Section 5.09    SEC Filings. Since July 1, 2013, TFI has filed or furnished all reports required to be filed with or furnished to the SEC pursuant to the Exchange Act (the “Exchange Act Filings”). The Exchange Act Filings, as of their respective filing dates (or, if amended prior to the date of this Agreement, as amended), together with any Exchange Act Filings to be filed with or furnished to the SEC between the date hereof and Closing, did not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, except as disclosed to the Sellers in writing, in materials filed by TFI pursuant to the Securities Act or the Exchange Act, or as set forth in press releases that have been made public by TFI (including but not limited to those from time to time posted at or available through Nasdaq’s website at http://www.nasdaq.com), there has been no TFI Material Adverse Effect since September 30, 2014.
ARTICLE 6

COVENANTS
Section 6.01    Conduct of the Company. From the date hereof until the Closing, except (i) as disclosed in Section 6.01 of the Company Disclosure Schedules, (ii) as required by Applicable Law or by the terms of this Agreement, or (iii) with the consent of Buyer:

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(n)    Sellers shall conduct the Business of the Company in the ordinary course of business consistent with past practices in all material respects and cause the Company to maintain intact its business organizations, operations and goodwill and preserve its relationships with customers, agents, brokers, suppliers, employees and similar Persons with which it has material business relationships; and
(o)    Sellers will not, and will not permit the Company to:
(1)    Make any payment outside of the ordinary course of business in distribution to or redemption of any equity interest of the Company, other than distributions to the members of the Company, which shall be permitted (and such distributions of Cash and Cash Equivalents by the Company, for the avoidance of doubt, shall reduce the amount of the Closing Cash Balance);
(2)    Issue or sell, or offer to issue or sell, any equity security or equity interest in the Company, other than issuances or sales in the ordinary course of business that have been approved by the Board of Directors of the Company, and other than distributions of equity made to the members of the Company, which shall be permitted;
(3)    Create, incur, assume or become responsible for the payment of any indebtedness in excess of $1,000,000 in the aggregate, including any debt, guarantees and other indebtedness, other than trade payables incurred in the ordinary course that are not material in the aggregate or incurred under the Warehouse Credit Facilities, or agree to the amendment of any existing indebtedness, or incur any liability to a Subsidiary of the Company in connection with the acquisition of any asset from such Subsidiary;
(4)    (A) Engage in any sale or series of related sales of any material assets of the Company other than sales in the ordinary course of business or (B) sell or agree to sell or otherwise dispose of all or substantially all of the assets of the Company;
(5)    Incur, assume or suffer any lien upon or in respect of any of its property or assets to secure any indebtedness, other than (A) municipal, tax, association and similar liens on property owned by the Company typically imposed on similar properties, (B) construction, workman’s or materialman’s liens on property owned by the Company incurred in the ordinary course, or (C) Warehouse lines of credit or repurchase facilities in connection with the operation of the Business;
(6)    Consolidate or merge with any other entity or reorganize the Company;
(7)    Liquidate or dissolve the Company or file for bankruptcy protection;
(8)    Except as otherwise specifically set forth in this Agreement, or approved by the Board of Directors of the Company, cause the Company to become a party to any transaction or other arrangement with a member of the Board of Directors, their family members or any entity owned or controlled by any of them;

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(9)    Adopt any change in the Organizational Documents of the Company or create any Subsidiaries of the Company, other than any amendment to the Operating Agreement necessary to issue additional Preferred Units to holders of Preferred Units in lieu of cash payments equal to their Preferred Return (as such terms are defined in the Operating Agreement); provided, that such issuance shall not result in an increase of the Purchase Price; or
(10)    Pay, discharge, settle or satisfy any material suit, action or claim.
Section 6.02    Notice of Certain Events. From the date hereof until the Closing, Sellers, on the one hand, and Buyer, on the other hand, shall promptly notify each other in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) has resulted in or would reasonably be expected to result in the failure of any of the conditions set forth in Article 7 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any material litigation commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the Transactions.
Section 6.03    Subsequent Financial Statements. The Company shall promptly deliver to Buyer following the preparation thereof (and, in any event, no later than ninety (90) days after fiscal year end for annual statements, forty-five (45) days after quarter end for quarterly statements and thirty (30) days after month end for monthly statements) true, complete and correct copies of (x) all annual audited and quarterly unaudited financial statements of the types described in Section 3.05, and (y) monthly unaudited consolidated statements of income, cash flows and changes in members’ equity for the month then ended, between the date hereof and the Closing. All such financial statements shall be in the form in which the Company currently prepares such financial statements. The financial statements to be delivered to Buyer (including any notes thereto) pursuant to this Section 6.03 shall be prepared in accordance with GAAP, consistently applied, and shall fairly present, in all material respects, the financial position and results of the operations of the Company (subject, with respect to quarterly and monthly statements, to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments).
Section 6.04    Non-Solicitation. From the date hereof until the earlier of the termination of this Agreement in accordance with Article 8 and the Closing, the Company and Sellers shall not, and shall cause their Affiliates and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (each, a “Representative”) not to, directly or indirectly: (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) engage in any discussions or negotiations with, furnish any information relating to the Company or afford access to the properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition

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Proposal or a modification of a previously received Acquisition Proposal; or (iii) enter into any Contract with respect to an Acquisition Proposal.
Section 6.05    Access. Buyer will, and agrees to cause the Company to, from and after the Closing, afford promptly to each Seller Representative and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access, upon reasonable prior written notice at a mutually convenient time during normal business hours, to the Company’s properties, books, records (including Tax records), Management Employees and auditors to the extent necessary to permit the Seller Representatives to determine any matter relating to the Sellers’ rights and obligations hereunder or relating to any period ending at or before the Closing. Buyer and the Company shall retain all books and records with respect to Taxes and Tax Returns of the Company relating to any taxable period beginning before the Closing Date and shall give the Sellers Representatives hereto reasonable written notice before transferring, destroying or discarding such books and records and, on request of a Seller Representative, allow such party to take possession of or make copies of such books and records.
Section 6.06    Closing Efforts.
(e)    Subject to the terms and conditions of this Agreement, Buyer, TFI, Tiptree and the Sellers will use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause all conditions to closing hereunder to be satisfied and to consummate the Transactions. Each of Buyer, the Sellers and the Company agrees to execute and deliver and file, submit or transmit all such other documents, certificates, notices, applications, agreements and other writings and to take all such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions or to comply with Applicable Laws or requirements, guidelines, rules, decrees or mandates of any Governmental Authority.
(f)    As applicable to such parties, Buyer and the Company will, and Sellers shall cause the Company to, (a) use reasonable best efforts to obtain or procure, as promptly as practicable, all Governmental Authorizations in connection with the consummation of the Transactions, including as set forth on Section 6.06 of the Company Disclosure Schedules (the “Required Regulatory Approvals”), (b) provide such information, notices, applications, submissions and communications with respect to applicable Governmental Authorizations that are necessary in connection with the foregoing or in connection with Buyer and Sellers, as applicable, obtaining any Governmental Authorizations or providing notices to or making any filings, submissions or declarations in connection with Governmental Authorizations or as Buyer or Sellers may reasonably request of the other, and (c) cooperate in obtaining or taking other steps necessary to procure or obtain applicable Governmental Authorizations that Buyer, on the one hand, and Sellers and the Company, on the other hand, is required to obtain. To the extent any Party requests from any other Party, its Affiliates or its representatives information to respond to any requests or requirements from such Governmental Authorities, such other Party shall use reasonable efforts to promptly respond to any such request. Each Party shall bear all of their respective costs in carrying out the covenants set forth in this Section 6.06, it being understood that filing fees and expenses incurred by the Company due to the requirements of Governmental Authorities shall be borne by Buyer.

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Section 6.07    Public Announcements. Without the prior written consent of the Buyer and each Seller Representative, no Party will issue or make any report, statement or release to the public (including employees not involved in the Transactions, customers and suppliers of the Parties) with respect to this Agreement or the Transactions, except for any filings required by Applicable Law (provided, that the Party required to make any such filing will have afforded the other Parties (through the Seller Representatives in the case of the Sellers), for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing).
Section 6.08    Tax Matters.
(l)    Buyer and Sellers shall each pay 50% of all securities transfer Taxes, real property transfer, gains or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Transactions. Each of the Parties shall prepare and file, and shall fully cooperate with the other Party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
(m)    Subject to Section 6.08(a), the Seller Representatives shall file or cause to be filed when due, all Tax Returns that are required to be filed by or with respect to the Company on or before the Closing Date and shall pay (or cause to be paid by the Company) any Taxes due in respect of such Tax Returns. Buyer shall accurately prepare and timely file (or cause to be so prepared and filed) all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and shall timely pay (or cause to be paid) any Taxes due in respect of such Tax Returns subject to such indemnification as Buyer is entitled under ARTICLE 9. Any Tax Return of the Company which is to be prepared by Buyer but which (i) could reasonably be expected to result in an indemnity obligation of any Seller or (ii) relates to a Straddle Period, shall be provided to each Seller Representative for its review and comment at least thirty (30) days prior to the due date of such Tax Return (or in the case of any Tax Return due within thirty (30) days after the Closing Date, as soon as reasonable practicable), along with a statement of the amount shown as due on such Tax Return that is claimed to be indemnifiable by Sellers pursuant to ARTICLE 9, which statement shall constitute a Claim for purposes of Section 9.03(a). Each Seller Representative shall provide comments or written consent no fewer than ten (10) days prior to the due date of such Tax Return (or if later, 10 days after receipt of such Tax Return for review), or shall be deemed to have accepted such Claim. Buyer shall in good faith consider any such comments. Any dispute among the Parties regarding the manner of preparing such Tax Return or the amount of the Claim related thereto shall be resolved under procedures similar to Section 2.05(a). The amount of any Claim accepted by the Seller Representatives or determined by the Accounting Firm in respect of each Tax Return prepared under this Section 6.08 shall be paid not later than the latest of five (5) Business Days (i) before the due date of such Tax Return, (ii) the date such Claim is accepted by the Seller Representatives or determined by the Accounting Firm, but in any case not early than two (2) Business Days before the date such Tax is required to be paid under Applicable Law.
(n)    To the extent permitted or required by law or administrative practice, any taxable year of the Company which includes the Closing Date shall be treated as closing on the Closing Date. In the case of any Tax period that includes (but does not end on) the Closing Date

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(a “Straddle Period”), the amount of any Taxes of the Company not based upon or measured by income, events or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. For purposes of this Section 6.08(c), income taxes arising out of any action taken by Buyer or its Affiliates (except actions contemplated by this Agreement) on the Closing Date but after the Closing, other than in the ordinary course of business, shall not be allocated to the Pre-Closing Tax Period.
(o)    Any overpayments of Taxes of the Company for any Pre-Closing Tax Period to the extent refunded or credited against a Tax liability for a Tax period (or portion thereof) beginning after the Closing Date will be for the benefit of the Sellers, and Buyer or the Company will promptly notify the Sellers and pay to them the amount of any such refunded or credited overpayments.
(p)    Buyer, the Company and the Sellers will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Company. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities and provision of appropriate powers of attorney. Buyer, the Company and the Sellers shall use commercially reasonable efforts, at the cost of the requesting party, to obtain or provide any certificate or other document that, if obtained or provided by such party, would mitigate, reduce or eliminate any Taxes that would otherwise be imposed on any party to this Agreement.
(q)    Buyer shall promptly notify the Sellers in writing of the commencement of any audit or examination of any Tax Return of the Company for any Pre-Closing Tax Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, could reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (a “Tax Claim”) provided, that the failure to so notify the Sellers will not relieve Sellers of their obligations hereunder, except to the extent such failure will have adversely prejudiced Sellers. Such notice shall include copies of any notices and other documents received from any Taxing Authority in respect of any such Tax Claim. The Sellers shall have the right to control the defense of any Tax Claim to the extent any Seller would be liable for the Taxes relating to such Tax Claim (including by reason of indemnity obligations under this Agreement); provided, however, that the Sellers shall inform Buyer of the status and progress of such Tax Claim, Buyer will have the opportunity to participate in such Tax Claim at its expense and Sellers may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Buyer’s consent (which consent shall not be unreasonably withheld) provided, further, Buyer and Seller shall jointly control the defense of any Tax Claim relating to a Straddle Period of the Company.

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(r)    Except in connection with a Tax Claim resolved pursuant to Section 6.08(f) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods) and except as otherwise required by Applicable Law, Buyer and its Affiliates shall not amend or cause the amendment of a Tax Return of the Company, file or amend any Tax election, or file a Tax Return after the due date thereof, concerning any the Company, in each case, with respect to any Pre-Closing Tax Period without the written consent of the Sellers, which consent shall not be unreasonably withheld. Buyer shall, to the extent reasonably requested by Sellers, cooperate in the preparation of and submission to the proper Governmental Authority of any amended Tax Return with respect to the Company for any Pre-Closing Tax Period that is correlative to the defense or resolution of an Tax Matter arising under Section 6.08(f), or that otherwise would not reasonably be expected to increase any Tax liability of Buyer or its Affiliates.
Section 6.09    Confidentiality. Until the Closing, Buyer will treat, and will cause its Affiliates, counsel, accountants and other advisors and representatives to treat, all Confidential Information (as such term is defined in the Confidentiality Agreement) obtained in connection with this Agreement and the Transactions hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 8.02 of this Agreement in accordance with its terms. Notwithstanding the foregoing, Buyer and the Company acknowledge and agree that certain information regarding this Agreement and the Transactions will be required to be disclosed to Governmental Authorities in connection with Governmental Authorizations and to Agencies and the Federal Home Loan Mortgage Corporation, as applicable.
Section 6.10    Conduct of Business During the Earnout Period.
(a)    From and after the Closing until the expiration of the Earnout Period, neither Buyer, Tiptree or TFI, shall, and each shall cause the Company not to, take any action or fail to take any action with respect to the Business or operation of the Company, with the intent of, or which could reasonably be expected to have the effect of, preventing Earnout Payments from being paid to Sellers or materially reducing the amount of Earnout Payments paid to Sellers. In furtherance of the foregoing, Buyer and its Affiliates will take no action which has the effect of subordinating the Earnout Payments to any senior obligations.
(b)    Company Governance During Earn-Out Period. The Buyer, Tiptree and TFI covenant and agree that from and after the Closing until the expiration of the Earnout Period:
(17)    The Company shall have a Board of Directors (the “Board of Directors”) comprised of the Chief Executive Officer of the Company, two individuals designated by Buyer (the “Tiptree Designees”) and an individual designated by the Wexford Sellers Representative (the “Wexford Designee”); provided, that at Buyer’s option, Buyer may, in lieu of designating two individuals to the Board of Directors, designate one individual who shall have two votes on the Board of Directors. The Board of Directors shall have the authority to manage and control the operations of the Company. The Board of Directors shall have the full power and

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authority on behalf and in the name of the Company to take any action or make any and all decisions on behalf of the Company (and/or direct the Company’s Subsidiaries, if any, to take any action) and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable or incidental in relation thereto. The Board of Directors may delegate to and/or authorize any officer, employee or other agent of the Company or a manager or officer to act for and on behalf of the Company and the Board of Directors, directly or as nominee, with respect to any of the matters within its power. The Board of Directors and the Buyer shall consult regularly (but in any event at least quarterly) with each other to mutually agree on Annual EBITDA and revenue goals.
(18)    On the condition that the Wexford Designee executes with Tiptree a confidentiality agreement in the form attached hereto as Exhibit F, Buyer, Tiptree and TFI shall permit the Wexford Designee full and complete access to the Company’s management teams and the Company’s legal, accounting and financial advisors, upon reasonable prior written notice at a mutually convenient time and during normal business hours, to examine the financial books and records of the Company to make such inspections and copies of such books and records as they may reasonably require, and to discuss such matters as Wexford Designee desires with the appropriate personnel of the Company.
(19)    The following actions with respect to the Company shall not be taken, authorized, facilitated or permitted to occur without the consent of the Wexford Sellers Representative, which such consent shall not be unreasonably withheld, conditioned or delayed, and any objection by the Wexford Sellers Representative to the taking of any of the following actions shall be based on the Wexford Sellers Representative’s reasonable belief that the taking of such action will have a material and adverse effect on the amount of the Earnout Payments otherwise due Sellers (subsections (i)-(xiii) below, the “Operating Principles”):
(i)    any amendment, supplement or waiver of any governing or organizational document of the Company or any of its Subsidiaries;
(ii)    any redemption, repurchase, retirement or other acquisition of any security (including equity-linked and derivative securities) of the Company or any of its Subsidiaries (any such security, a “Company Securities” and collectively, “Company Securities”); provided, however, that the foregoing restrictions shall not apply to the redemption, repurchase, retirement or other acquisition of securities of the Company pursuant to any equity incentive plan of the Company;
(iii)    any declaration or payment of any dividend on or distribution with respect to any Company Securities;
(iv)    any increase or decrease in the authorized number of any Company Security;
(v)    any lease (including any capital or operating lease), license or other sale, assignment, transfer or license of any assets of the Company or its Subsidiaries, in a

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single transaction or a series of related transactions, that exceeds $250,000, other than in the ordinary course of business;
(vi)    any license or other transfer of any material intellectual property of the Company on any basis that restricts the use or licensing of such intellectual property;
(vii)    (A) any admission by the Company or any of its Subsidiaries of its inability to pay its debts as they become due; (B) a composition, moratorium, assignment or similar arrangement between the Company or any of its Subsidiaries with any of its creditors; (C) the liquidation, dissolution, winding up, reorganization, adjustment, relief, administration (whether out of court or otherwise) of the Company or any of its Subsidiaries, or the commencement of any proceedings (in bankruptcy or otherwise) in respect of any of the foregoing; (D) the consent by the Company or any of its Subsidiaries to the entry of an order for relief in an involuntary case under bankruptcy law or other similar proceeding under applicable law; or (E) any request by or on behalf of the Company or any of its Subsidiaries for the appointment of, the giving of any notice of its intention to appoint, or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Company or any of its Subsidiaries or a substantial part of its assets;
(viii)    other than indebtedness incurred or arising under the Warehouse Credit Facilities, as amended from time to time, any incurrence after the Closing Date by the Company or any of its Subsidiaries of indebtedness (including by way of an amendment, supplement or waiver of any instrument evidencing, securing or otherwise relating to any Debt of the Company or any of its Subsidiaries or any extension or refinancing of any such Debt), exceeding in each case at any time $250,000;
(ix)    the Company or any of its Subsidiaries entering into any contract, arrangement, understanding or other transaction with any person or entity that is an Affiliate of the Company, the Buyer or TFI (a “Related Party Transaction”), provided, that consent of the Wexford Sellers Representative shall not be required if such Related Party Transaction is on terms no less favorable to the Company than would be had with an unaffiliated third party on an arms’ length basis;
(x)    changing the composition of the Board of Directors;
(xi)    entering into an agreement providing for the sale a substantial portion of the Company but that involves less than all the assets or equity interests of the Company;
(xii)    entering into any transaction or agreement to sell, transfer or license the Company’s “Click and Close” origination software product; or
(xiii)    entering into an agreement, whether or not in writing, to do any of the foregoing.
(20)    The following actions with respect to the Company shall not require the consent of the Wexford Sellers Representative; provided, however, that the effects of any of the

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following actions on the Company shall be excluded from the calculation of Adjusted Annual EBITDA for any applicable Annual Earnout Payment Period:
(i)    any acquisition that is dilutive to the Company’s earnings (unless provisions have been made to reflect the dilutive impact of any such acquisition in the Earnout Payments), or, except as contemplated by Section 2.06(i), any merger, consolidation, recapitalization, change of control, liquidation, dissolution or sale of all or substantially all of the assets of the Company or any of its Subsidiaries;
(ii)    the creation of any Subsidiary of the Company. unless all the equity interests of such Subsidiary are owned by the Company, or by another Subsidiary of the Company in which all the equity interests of such other Subsidiary are owned directly or indirectly by the Company;
(iii)    engaging or entering into any new line of business or materially modifying the Company’s business plan; or
(iv)    making any change in the Accounting Policies.
(c)    In connection with a Sale of Tiptree, the Person to which such Sale of Tiptree is made (if such entity is creditworthy, or a creditworthy Affiliate thereof if such entity is not creditworthy, in each case as reasonably determined by the sellers of Tiptree and the Wexford Sellers Representative) shall expressly assume the obligations of Buyer, Tiptree and TFI with respect to Section 2.05 and the Earnout Payments and the provisions of Section 6.10.
(d)    The parties agree that Annual EBITDA and the Annual EBITDA Calculation Amount shall be equitably adjusted to take into account extraordinary transactions of the Company and its subsidiaries during the Earnout Period, including, but not limited to, changes in GAAP from and after the date hereof through the end of the Earnout Period, acquisitions of assets or businesses by the Company and its subsidiaries or Buyer or its Affiliates or any additional capital contribution to the Company and its subsidiaries or any consolidation of one or more subsidiaries of Buyer with the Company or any of its subsidiaries, with the amount of such adjustments to be mutually determined by the Tiptree Designees and Wexford Designee negotiating in good faith and taking into account such factors as may be reasonably appropriate, including, without limitation, the relative financial and non-financial contributions of each of Tiptree and the Wexford Sellers. The Reliance Sellers Representative shall designate an individual who shall be permitted to participate in all discussions and negotiation in connection with the determination to be made pursuant to this Section 6.10(d). All information that is reasonably requested relating to such extraordinary transactions and any related adjustments or other calculations shall be provided to the chief financial officer of the Company, the Reliance Sellers Representative and the Wexford Sellers Representative.
(e)    The definition of Annual EBITDA as well as the calculation of the Annual EBITDA shall be identical to that used in the Employment Agreements during the Earnout Period.

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(f)    For the avoidance of doubt, the determination of the Annual EBITDA Calculation Amount is intended to be consistent with Section 2.06(d) hereof and the Operating Principles.
(g)    From and after the Closing Date until the expiration of the Earnout Period, the Wexford Sellers Representative shall, on the condition that it executes a confidentiality agreement in the form attached hereto as Exhibit F, (i) receive the same information (at the same time and in the same form) as Tiptree provides to lenders under its credit facility and (ii) may participate in a call with the management of Tiptree at least once per calendar quarter.
Section 6.11    Non-Solicitation.
(c)    From the Closing until the date that is the eighteen (18) months after the Closing Date, the Wexford Sellers Representative shall not, and shall cause its controlled Affiliates not to, directly or indirectly, solicit for employment or hire any Person who is then a current, or within the prior eighteen (18) month period has been, an employee of the Company; provided, however, that nothing in this Section 6.11(a) shall prohibit the Wexford Sellers Representative from making any general solicitation of employment (including via search firm inquiry) not specifically directed towards employees of the Company, so long as no Person who is then a current, or within the prior eighteen (18) month period has been, an employee of the Company, is hired as a result of such general solicitation; and provided further, that nothing in this Section 6.11(a) shall prohibit the Wexford Sellers Representative and its Affiliates from continuing to utilize the services of Morris Kutcher, Esq. pursuant to Section 10.17.
(d)    Buyer and the Wexford Sellers Representative agree that the duration and area for which the covenants set forth in this Section 6.11 apply are reasonable. In the event any court of competent jurisdiction determines that the time period or the area or both are unreasonable and any such covenant is to that extent unenforceable, Buyer and the Wexford Sellers Representative agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable and that each covenant set forth in this Section 6.11 shall remain enforceable notwithstanding a determination by a court of competent jurisdiction that another covenant set forth in this Section 6.11 is unenforceable. The Parties agree that damages may be an inadequate remedy for any breach of any covenant set forth in this Section 6.11 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of injunctions without bond or other security upon any breach of any such covenant. No waiver of any breach of any of the foregoing covenants shall be implied from the forbearance or failure of Buyer to take action thereon. The Wexford Sellers Representative acknowledges and agrees that the consideration to be paid pursuant to this Agreement for covenants set forth in this Section 6.11 is adequate.
Section 6.12    Employment Agreements. Upon Closing, Buyer will or will cause the Company to enter into employment agreements in the forms attached hereto as Exhibits A, B, C and D, to be between Buyer and Messrs Hugh Miller, Marc Miller, Lee Miller and Richard Blass (each a “Management Employee”), respectively (collectively, the “Employment Agreements”).
Section 6.13    Registration of TFI Shares.

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(a)    TFI shall, for the benefit of each Seller, at TFI’s expense, (i) use its best efforts, subject to applicable “blackout” or suspension periods, to cause to be filed with the SEC within 90 days after each issuance of TFI Shares hereunder a resale registration statement on any appropriate form (such filing, as may be amended or substituted from time to time, is sometimes referred to herein as the “Registration Statement”) to register the TFI Shares held by the Sellers, (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act by the SEC as soon as practicable and (iii) use its commercially reasonable efforts to keep such Registration Statement effective until the TFI Shares registered thereunder may be sold, without restrictions, pursuant to Rule 144 of the Securities Act. Each Seller hereby agrees to furnish to TFI all information with respect to such Seller necessary to make the disclosures in the Registration Statement with respect to such Seller not materially misleading. TFI further agrees, if necessary, to supplement or amend any Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by TFI for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for resale registrations.
(b)    Notwithstanding the foregoing, each Seller agrees that, upon TFI’s notice at any time or from time to time during the time a prospectus relating to the TFI Shares proposed to be sold by such Seller is required to be delivered under the Securities Act to the effect that sales of its stock under the Registration Statement must be suspended, such Seller will forthwith discontinue such Seller’s disposition of TFI Shares pursuant to the Registration Statement until the time of effectiveness of an amendment thereto or a supplement to such prospectus included therein as may be necessary so that, as thereafter delivered to the purchasers of such TFI Shares, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. TFI covenants that the notice described in the prior sentence shall only be made in the event of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
(c)    Indemnification by Sellers. In connection with any Registration Statement, each Seller shall indemnify and hold harmless, to the full extent permitted by law, TFI, its directors and officers, and each other Seller against any losses, claims, damages, liabilities and expenses arising out of any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement (or amendment (including any post-effective amendment) or supplement thereto), including all documents incorporated by reference or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission was contained in any information so furnished in writing by such Seller specifically for inclusion in such Registration Statement (or amendment (including any post-effective amendment) or supplement thereto). The liability of any Seller shall not exceed the dollar amount of the net proceeds received by such Seller upon the sale of TFI Shares giving rise to such indemnification obligation.

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(d)    Indemnification by TFI. TFI shall indemnify and hold harmless, to the fullest extent permitted by law, each Seller, its officers, directors, partners and employees and each person who controls such Seller (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of any untrue or alleged untrue statement of a material fact contained in any Registration Statement (or amendment (including any post‑effective amendment) or supplement thereto), including all documents incorporated by reference, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to TFI by such Seller expressly for use therein or by such Seller’s failure to deliver the prospectus contained in the Registration Statement after TFI has furnished or made available to such Seller a sufficient number of copies of the same.
ARTICLE 7

CONDITIONS TO THE TRANSACTIONS
Section 7.01    Conditions to Obligations of the Parties. The obligations of each of the Parties to consummate the Transactions are subject to the satisfaction of the following conditions:
(r)    No provision of any Applicable Law shall prohibit the consummation of the Transactions;
(s)    there shall not be pending any action by any Governmental Authority seeking to prohibit the consummation of the Transactions; and
(t)    All Governmental Authorizations that are required to be obtained or given prior to or upon the Closing Date, including the Required Regulatory Approvals, shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.
Section 7.02    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Buyer):
(d)    The representations and warranties of the Company set forth in ARTICLE 3 and the representations and warranties of the Sellers set forth in ARTICLE 4 (other than the Fundamental Representations), without taking into account any materiality or material adverse effect qualifiers set forth therein, shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such specific date), except where the failure of such representations and warranties to be true and correct in all respects has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and each of the Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for Fundamental Representations that are made as of a specific date, which Fundamental Representations shall be true and correct at and as of such specific date), except where the failure of such Fundamental Representations to be true and correct is of a de minimis nature or amount;

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(e)    The Company and each of the Sellers shall have performed in all material respects all of their respective obligations hereunder required to be performed at or prior to the Closing;
(f)    Since the Most Recent Balance Sheet Date, there shall have been no Material Adverse Effect;
(g)    Buyer shall have received a certificate signed by the Sellers to the effect that the conditions in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; and
(h)    The third-party consents set forth on Section 7.02(e) of the Company Disclosure Schedules shall have been obtained.
Section 7.03    Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Transactions is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by the Sellers):
(a)    The representations and warranties of the Buyer, Tiptree and TFI set forth in ARTICLE 5, without taking into account any materiality or material adverse effect qualifiers set forth therein, shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such specific date), except where the failure of such representations and warranties to be true and correct in all respects has not had and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions or perform its obligations hereunder;
(b)    Buyer, Tiptree and TFI shall have performed in all material respects all of its obligations hereunder required to be performed at or prior to the Closing; and
(c)    The Sellers shall have received a certificate signed by an appropriate representative of Buyer, Tiptree and TFI to the effect that the conditions in Section 7.03(a) and Section 7.03(b) have been satisfied.
Section 7.04    Frustration of Closing Conditions. None of the Buyer or the Wexford Sellers Representative may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party to consummate the Transactions, as required by and subject to Section 6.06.
ARTICLE 8

TERMINATION
Section 8.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing only as provided below:

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(i)    by mutual written agreement of the Wexford Sellers Representative and Buyer;
(j)    by either the Wexford Sellers Representative or Buyer if the Transactions have not been consummated on or before the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) will not be available to any Party hereto whose knowing or willful breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;
(k)    by either the Wexford Sellers Representative or Buyer if consummation of the Transactions would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;
(l)    by Buyer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of the Company or the Sellers contained in ARTICLE 3 or ARTICLE 4 of this Agreement or (ii) the Company or a Seller has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Section 7.01 or Section 7.02 and (B) cannot be or has not been cured by the date which is twenty (20) days after Buyer notifies the Sellers of such breach, inaccuracy or violation; or
(m)    by the Wexford Sellers Representative if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of any of Buyer, Tiptree or TFI contained in ARTICLE 5 of this Agreement or (ii) any of Buyer, Tiptree or TFI has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Section 7.01 or Section 7.03 and (B) cannot be or has not been cured by the date which is twenty (20) days after such Wexford Sellers Representative notifies Buyer of such breach, inaccuracy or violation.
The Party hereto desiring to terminate this Agreement pursuant to clauses (b), (c), (d), or (e) above will give notice of such termination to the other Parties.
Section 8.02    Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, the representations and warranties of the Parties shall terminate, there shall be no liability of any Party hereto arising from or relating to any breaches by such Party of its representations and warranties, and termination shall be each Party’s exclusive remedy for any breach by another party of its representations and warranties; provided, however:
(d)    that nothing herein is intended or shall be construed to limit the liability of any Party hereto if such termination results from such Party’s intentional (i) failure to fulfill a condition to the performance of the obligations of the other Party or (ii) failure to perform a covenant under this Agreement;
(e)    in the event of the termination of this Agreement, for a period of eighteen (18) months from the date of such termination, Buyer, Tiptree and TFI shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly, solicit for employment, hire or

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seek to hire any Person who is then a current, or within the prior eighteen (18) month period has been, an employee of the Company, provided, however, that nothing in this Section 8.02(b) shall prohibit Buyer, Tiptree or TFI from making any general solicitation of employment (including via search firm inquiry) not specifically directed towards employees of the Company, so long as no Person who is then a current, or within the prior eighteen (18) month period has been, an employee of the Company, is hired as a result of such general solicitation. Buyer, Tiptree and TFI agree that the duration and area for which the covenants set forth in this Section 8.02 apply are reasonable. In the event any court of competent jurisdiction determines that the time period or the area or both are unreasonable and any such covenant is to that extent unenforceable, Buyer, Tiptree and TFI agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable and that each covenant set forth in this Section 8.02 shall remain enforceable notwithstanding a determination by a court of competent jurisdiction that another covenant set forth in this Section 8.02 is unenforceable. The Parties agree that damages may be an inadequate remedy for any breach of any covenant set forth in this Section 8.02 and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of injunctions without bond or other security upon any breach of any such covenant. No waiver of any breach of any of the foregoing covenants shall be implied from the forbearance or failure of the Company to take action thereon.
(f)    that the rights and obligations of the Parties under Section 6.09, this Section 8.02 and ARTICLE 10 will survive any termination hereof pursuant to Section 8.01.
ARTICLE 9

SURVIVAL; INDEMNIFICATION
Section 9.01    Survival. The representations and warranties of the Parties (other than the Fundamental Representations) and the covenants and agreements of the Parties to the extent they, by their terms, contemplate or provide for performance prior to the Closing, in each case contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, will survive the Closing until the date that is eighteen (18) months after the Closing Date, after which no claim may be made or suit instituted seeking indemnification pursuant to this ARTICLE 9, for any breach of any such representation or warranty or covenant or agreement. The Fundamental Representations set forth in Section 3.11 (Tax Matters) (the “Tax Representations”) and Section 3.12 (Employee Benefit Plans) (the “Benefit Plan Representations”) will survive the Closing until the date that is 30 days following the expiration of the applicable statute of limitations. The Fundamental Representations, other than the Tax Representations and the Benefit Plan Representations, will survive the Closing indefinitely. The “Representation Survival Date” shall refer to the applicable date in the preceding sentences until which each of the representations and warranties of each the Parties survives. The covenants and agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith which, by their terms, do not contemplate or provide for performance prior to the Closing, shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Any breach of representation, warranty,

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covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which its survival would otherwise terminate pursuant to the preceding sentence if notice delivered in accordance with this Agreement of the inaccuracy or breach thereof giving rise to such right to seek indemnity, stating in reasonable detail the nature of the inaccuracy or breach, is given to the Party against whom such indemnity may be sought prior to such time.
Section 9.02    Indemnification Obligation of the Parties.
(a)    Subject to Section 6.08 and any limitations provided in this ARTICLE 9, from and after the Closing, each Seller shall severally, and not jointly and severally, and in accordance with each Seller’s Consideration Pro Rata Portion (or in the case of clauses (1), (3) and (4) below, severally and solely as to itself), indemnify Buyer and its Affiliates and, without duplication, the Company, and the respective successors and assigns of the foregoing (collectively, the “Buyer Indemnified Parties”) against and agree to hold each of them harmless from any and all Damages actually incurred or suffered by any Buyer Indemnified Party arising out of any:
(1)    breach of any representation and warranty (other than any Fundamental Representation) made by (A) the Company in ARTICLE 3 of this Agreement or in the certificate contemplated by Section 7.02(d) or (B) such Seller in ARTICLE 4 of this Agreement;
(2)    breach of any covenant or agreement that, by its terms, contemplates or provides for performance by the Company prior to the Closing;
(3)    breach of any Fundamental Representation made by (A) the Company in ARTICLE 3 of this Agreement or (B) a Seller in ARTICLE 4 of this Agreement;
(4)    breach of any covenant or agreement of such Seller that, by its terms, contemplates or provides for performance by such Seller following the Closing; or
(5)    Indemnified Taxes.
Notwithstanding anything to the contrary contained in this Agreement, no indemnity is provided to Buyer Indemnified Parties arising out of the unavailability of net operating losses or similar tax attributes in a post-closing tax period (or portion thereof).
With respect to indemnification by Sellers pursuant to Section 9.02(a)(1) and Section 9.02(a)(2), Buyer Indemnified Parties will not be entitled to make any claim for Damages unless the aggregate amount of Damages arising out of such claims exceeds $250,000, in which event Sellers shall be required to pay and shall be liable for all Damages from the first dollar of such Damages, including the first $250,000 of Damages; provided, however, that with respect to a breach of a representation or warranty set forth in Section 3.18, Section 3.20, Section 3.21, Section 3.22, Section 3.23, Section 3.24, Section 3.25 or Section 3.26 with respect to sales of Mortgage Loans, Sellers shall only be required to pay and shall only be liable for Damages arising from such breaches if the aggregate amount of such Damages exceeds the sum of (i) the Company’s Whole-Loan Sales Related Reserves set forth in the Financials at the Closing and (ii) $250,000, in which event Sellers shall be required to pay and shall be liable for all such Damages from the first dollar of such Damages exceeding the

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Company's Whole-Loan Sales Related Reserves. With respect to indemnification by Sellers pursuant to Section 9.02(a)(1) and Section 9.02(a)(2), the Sellers’ maximum liability will not exceed $2,500,000. The liability of any Seller pursuant to this Section 9.02 shall not exceed the net proceeds received by such Seller hereunder.
(b)    From and after the Closing, Buyer and Tiptree hereby jointly and severally indemnify each Seller and their respective successors and assigns (collectively, the “Seller Indemnified Parties) against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by such Seller and their respective successors and assigns arising out of any (i) breach of any representation and warranty made in ARTICLE 5 of this Agreement or in the certificate contemplated by Section 7.03(c), (ii) breach of any covenant or agreement made or to be performed by Buyer or Tiptree pursuant to this Agreement and (iii) any liability for Taxes of the Company with respect to any post-Closing Tax Period (including, for the avoidance of doubt, the post-Closing portion of any Straddle Period).
(c)    From and after the Closing, TFI hereby indemnifies the Seller Indemnified Parties against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by such Seller and their respective successors and assigns arising out of any (i) breach of any representation and warranty made by TFI in ARTICLE 5 of this Agreement or in the certificate contemplated by Section 7.03(c) and (ii) breach of any covenant or agreement made or to be performed by TFI pursuant to this Agreement.
(d)    No Claim may be made or suit instituted seeking indemnification pursuant to Section 9.02(a), Section 9.02(b), or Section 9.02(c) for any breach of, or inaccuracy in, any representation or warranty, or any breach of any covenant or agreement, in each case contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, unless a Claim Notice (as defined below) is provided to the Indemnifying Party in respect of such breach or inaccuracy in accordance with Section 9.03(a) (i) with respect to any claim for Damages pursuant to Section 9.02(a)(1), Section 9.02(a)(2), Sections 9.02(b)(i) or Section 9.02(c)(i), at any time prior to the Representation Survival Date, and (ii) with respect to any claim for Damages pursuant to Section 9.02(a)(3), Section 9.02(a)(4), Section 9.02(a)(5), Section 9.02(b)(ii), Section 9.02(b)(iii) or Section 9.02(c)(ii), at any time prior to the termination for the applicable survival period.
(e)    An Indemnified Party shall not be entitled to indemnification for any consequential, special or punitive damages, except to the extent such damages are actually paid to a Person (other than a Party hereto or Affiliate thereof) pursuant to a Third Party Claim (as defined below). Any indemnification for Damages hereunder shall be (i) reduced by any Tax benefit (calculated on a with and without basis) actually realized in the taxable year in which the Damages are accrued as a result of the deductibility of such Damages and (ii) increased by any Tax detriment (calculated on a with and without basis) actually incurred in the taxable year in which the indemnification payment is made as a result of the indemnification payment in respect of such Damages.
(f)    Notwithstanding anything to the contrary in this Agreement, if Buyer or Sellers, as applicable, are unable to deliver the certificate specified in Section 7.02(d) or Section

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7.03(c), as applicable to Buyer or Sellers, respectively, with respect to any matter specified in Section 7.02(a) or Section 7.03(a), as applicable, and Buyer or Sellers waive such condition and determine to effect the Closing, then Buyer or Sellers, as applicable, shall have no right to indemnification for Damages with respect to the breach of the representation or warranty which is the subject of the waiver.
Section 9.03    Procedures.
(g)    The party seeking indemnification under this ARTICLE 9 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this ARTICLE 9, stating in reasonable detail the nature of the inaccuracy or breach (a “Claim Notice”). The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure will have materially prejudiced the Indemnifying Party.
(h)    If, at any time on or prior to the Representation Survival Date, Buyer wishes to make a Claim on behalf of itself or any other Buyer Indemnified Party under Section 9.02 for which it reasonably believes in good faith it is (or they are) entitled to recovery under this ARTICLE 9, Buyer will deliver to the Seller Representatives a Claim Notice. If, at any time on or prior to the Representation Survival Date, any Seller Representative wishes to make a Claim on behalf of itself or any other Seller Indemnified Party under Section 9.02 for which it reasonably believes in good faith it is (or they are) entitled to recovery under this ARTICLE 9, such Seller will deliver to the Buyer a Claim Notice.
(i)    The Indemnifying Party will be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 9.03, will be entitled to control and appoint lead counsel (with such lead counsel to be reasonably acceptable to the Indemnified Party) for such defense, in each case at its expense. This Section 9.03(c) and Section 9.03(d) and Section 9.03(e) shall not apply to any Third Party Claim related to Taxes, which shall be subject to Section 6.08.
(j)    If the Indemnifying Party will assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, (i) the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement or consenting to the entry of any judgment arising from such Third Party Claim, if the settlement or judgment does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the settlement or judgment imposes injunctive or other equitable relief against the Indemnified Party, the settlement requires the Indemnified Party to acknowledge wrongdoing or take any other action, or the settlement or judgment may reasonably be expected to have an adverse effect on the business of the Indemnified Party and (ii) the Indemnified Party will be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel will be paid by the Indemnified Party.

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(k)    Each party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and will furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(l)    Buyer acknowledges and agrees that no Seller will have any liability under any provision of this Agreement for any Damage to the extent that such Damage is caused by action or inaction by Buyer, the Company or any of their respective Affiliates after the Closing.
Section 9.04    Right of Setoff. Tiptree (on its own behalf and on behalf of the Buyer Indemnified Parties) may set off against any of the Earnout Payments any amount which has been agreed among Tiptree and the Seller Representatives or has been finally adjudicated to which it or they are entitled under the Side Letter and this ARTICLE 9. If Tiptree seeks to exercise its right to make a setoff hereunder, it shall deliver to the Seller Representatives a written notice indicating its intention to exercise its right to make such a setoff, the amount thereof and a reasonable description of the circumstances giving rise to Tiptree’s entitlement to such setoff. Neither the exercise of nor the failure to exercise such right of setoff will limit the Buyer Indemnified Parties in any manner in the enforcement of any other remedies that may be available to them, and Sellers shall promptly remit to the Buyer Indemnified Party in cash any payment to which Buyer may be entitled under the Side Letter or this ARTICLE 9 which Tiptree does not set off against amounts otherwise payable under this Agreement or which exceeds such amounts; provided, however, that in the case of any such set off by Tiptree pursuant to this Section 9.04, Sellers’ obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such setoff.
Section 9.05    Exclusivity. From and after the Closing, the remedies set forth in Section 2.05, Section 2.06, Section 9.02 and Section 10.08 will provide the exclusive remedies for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Transactions.
Section 9.06    Purchase Price Adjustment. To the extent consistent with Applicable Law, any amount paid under ARTICLE 9 will be treated as an adjustment to the Purchase Price for Tax purposes.
ARTICLE 10

MISCELLANEOUS
Section 10.01    Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by facsimile, electronic mail or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:
if to Buyer, or, after the Closing, the Company, to:
Tiptree Financial, Inc.
780 Third Avenue, 21st Floor

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New York, New York 10017
Attention: Geoffrey Kauffman and Neil C. Rifkind, Esq.
Fax: (212) 446-1409
Email: gkauffman@tiptreefinancial.com and nrifkind@tiptreefinancial.com with a copy (which will not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Michael R. Littenberg, Esq.
Fax: 212-593-5955
Email: michael.littenberg@srz.com
if to a Wexford Seller, to the address provided by such Seller to Buyer prior to the Closing in writing, with a copy (which will not constitute notice) to:
Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
Attention: Arthur Amron, Esq.
Fax: (203) 862-7312
Email: aamron@wexford.com
And a copy (which will not constitute notice) to:
Thompson & Knight LLP
900 Third Avenue
New York, NY 10022
Attention: Gregg Berman
Fax: (212) 751-3113
Email: gregg.berman@tklaw.com
If to a Reliance Seller, or the Company, prior to the Closing:
Marc E. Miller
EVP & General Counsel
Reliance First Capital, LLC
201 Old Country Road, Suite 205
Melville, New York 11747
Email: mmiller@reliancefirstcapital.com
And a copy (which will not constitute notice) to:

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Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: Anna T. Pinedo
Email: apinedo@mofo.com
Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by facsimile or electronic mail during business hours (or one (1) Business Day after the date of delivery if delivered after 5:00 pm in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to each of the other Parties.
Section 10.02    Amendments and Waivers.
(m)    This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the Parties. A waiver or amendment shall only be effective if (a) it is in writing and signed by the Parties, (b) it specifically refers to this Agreement and (c) it specifically states that the applicable Party is waiving or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which it was given.
(n)    No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
Section 10.03    Expenses. All reasonable, documented out-of-pocket costs and expenses incurred on or prior to the Closing in connection with this Agreement and the other Transaction Documents and the Transactions, including all fees and expenses of (x) the Company’s counsel, accountants and other representatives and (y) Thompson & Knight, counsel to Sellers (provided that the fees and expenses of Thompson & Knight LLP to be paid by Buyer at Closing shall not exceed the amount set forth on Section 1.01 of the Buyer Disclosure Schedule) will be paid by the Buyer at Closing, provided, that if the Closing does not occur, each Party shall pay its own costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the proposed Transactions, including all fees and expenses of such Party’s counsel, accountants and other representatives.
Section 10.04    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided, however, that Buyer, Tiptree and TFI may assign in whole or in part its rights, obligations or liabilities hereunder to (x) an Affiliate of Buyer prior to the Closing or (y) to any acquiror of all or substantially all of the assets or equity

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interests of Tiptree or TFI (whether by asset purchase, stock purchase, merger, consolidation or otherwise) (including its rights to seek indemnification hereunder), provided, however, that such acquiror is of equal or greater creditworthiness to Buyer, in either case, without the consent of any Seller or the Company.
Section 10.05    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
Section 10.06    Jurisdiction. Except as otherwise expressly provided in this Agreement, each Party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the U.S. federal courts located in the Borough of Manhattan, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms, or the Transactions, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01. Notwithstanding the foregoing in this Section 10.06, a Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
Section 10.07    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.07 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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Section 10.08    Specific Performance.The Parties hereby expressly recognize and acknowledge that no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, a Party will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance or both injunctive relief and specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 10.09    Further Assurances. From and after the Closing, upon the request of Buyer or the Sellers, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Transactions.
Section 10.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and pdf signatures will be deemed originals.
Section 10.11    Third Party Beneficiaries; No Recourse Against Third Parties. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as contemplated by Section 9.02.
Section 10.12    Entire Agreement. This Agreement, the Confidentiality Agreement, the Side Letter and the Employment Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.
Section 10.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a

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determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.14    Negotiation of Agreement. Each of the Parties acknowledges that it has been represented or had the opportunity to be represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and, to the extent applicable, upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the joint work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.
Section 10.15    Construction. The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Company Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedules as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, to the extent such disclosure is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other covenants, representations or warranties.
Section 10.16    Seller Representatives.
(a)    The Wexford Sellers hereby irrevocably constitute and appoint the Wexford Seller Representative as their Sellers Representative, and the Reliance Sellers hereby irrevocably constitute and appoint the Reliance Seller Representative as their Sellers Representative, in each case as the representative, agent, proxy and attorney-in-fact for each such Seller for all purposes authorized under this Agreement, including the full power and authority on such Sellers’ behalf: (i) to consummate the transactions contemplated under this Agreement, including the execution and delivery of the other Transaction Documents and the other instruments and documents contemplated hereby and thereby; (ii) to receive and forward notices and communications pursuant to this Agreement; (iii) to execute and deliver any amendment or waiver to the Transaction Documents (without the prior approval of such Sellers), so long as such amendment or waiver applies to all such Sellers equally; (iv) (A) to dispute or refrain from disputing, on behalf of each such Seller relative to any amounts to be received by such Seller under this Agreement or any other Transaction Document, any claim made by Buyer under this Agreement, any other Transaction Document or any other instrument or document contemplated hereby or thereby, (B) to negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, the Transaction Documents or any other instrument or document contemplated hereby or thereby and (C) to execute, on behalf of each such Seller, any settlement

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agreement, release or other document with respect to such dispute or remedy, except, in each case with respect to a dispute between such Seller on the one hand and the respective Seller Representative on the other hand; (v) to engage attorneys, accountants or consultants on behalf of such Sellers in connection with the Transaction Documents and the Transactions and, for the account of such Sellers (based on their respective pro rata ownership of the Equity Interests), paying any fees, costs and expenses related thereto; and (vi) to take all other actions which may be necessary, convenient or appropriate to be taken on behalf of such Sellers in connection with the Transaction Documents or the Transactions. In addition, such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of such Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the agency and power of attorney conferred by this Section 10.16 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirms the appointment of the applicable Seller Representative as agent and attorney-in-fact for such Successor Seller. In addition, if the agency and power of attorney conferred by this Section 10.16 is revoked by operation of law and thereafter not reconfirmed by the Successor Seller prior to the Closing, such revocation shall not be deemed a breach by the Successor Seller of any of the provisions of this Agreement provided that the Equity Interests held by such Successor Seller are delivered for transfer to Buyer at the Closing, and provided, further, that such Successor Seller executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by the applicable Seller Representative had such Successor Seller reconfirmed the agency and power of attorney conferred by this Section 10.16. All decisions and actions by the applicable Seller Representative taken in accordance with this Agreement shall be binding upon all of the Sellers represented by it, and no Seller shall have the right to object to, dissent from, protest or otherwise contest such decisions and actions. The Seller Representatives shall have no duties or obligations hereunder except those forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement.
(b)    Each Seller hereby severally (based on such Seller’s Consideration Pro Rata Portion), for itself only and not jointly, agrees to indemnify and hold harmless its Seller Representative against all fees, costs and expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Seller Representative in connection with any action, suit or proceeding to which the applicable Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement provided that the Seller Representative acted in good faith.
(c)    The Seller Representatives shall not be liable to Buyer or its Affiliates, the Sellers or the Company in its capacity as a Seller Representative for any liability of a Seller or otherwise or for any error of judgment, any act done or omitted or step taken or omitted or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith. The Seller Representatives may seek the advice of legal counsel, at the expense of the Sellers represented by it, in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in their capacity as Seller

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Representatives to Buyer or its Affiliates, the Sellers or the Company, and shall be fully protected, with respect to any action taken or omitted to be taken in good faith in accordance with the advice of such counsel. Without limiting any of the other provisions of this Section 10.16, neither Seller Representative shall, by reason of this Agreement, have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of the Sellers.
(d)    Buyer is entitled to rely on the acts and agreements of the Seller Representatives in accordance with this Agreement as the acts and agreements of the Sellers represented by each of them, respectively.
Section 10.17    Attorney Services. After the Closing, Wexford Capital LP and the Company shall negotiate in good faith an agreement pursuant to which the Company will make available to Wexford Capital LP the services of Morris Kutcher, Esq. (“Kutcher”) and otherwise on terms and conditions set forth on Section 10.17 of the Company Disclosure Schedules. This Section 10.17 shall not apply to the extent Kutcher ceases to be employed by the Company prior to the Closing.
[Remainder of page intentionally left blank. Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Securities Purchase Agreement as of the date first above written.

BUYER:	RELIANCE HOLDINGS LLC By: /s/ Geoffrey Kauffman Name: Geoffrey Kauffman Title: President and Chief Executive Officer
TIPTREE:	TIPTREE OPERATING COMPANY, LLC By: /s/ Geoffrey Kauffman Name: Geoffrey Kauffman Title: President and Chief Executive Officer
TFI:	TIPTREE FINANCIAL, INC. By: /s/ Geoffrey Kauffman Name: Geoffrey Kauffman Title: President and Chief Executive Officer
THE COMPANY:	RELIANCE FIRST CAPITAL LLC By: /s/ Hugh Miller Name: Hugh Miller Title: President
WEXFORD SELLER REPRESENTATIVE:	WEXFORD CAPITAL LP By: Wexford GP LLC, its General Partner By: /s/ Arthur Amron Name: Arthur Amron Title: Vice President and Assistant Secretary

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RELIANCE SELLER REPRESENTATIVE:	/s/ Marc Miller Marc Miller
THE SELLERS:	RELIANCE INVESTORS LLC By: /s/ John C. Sites, Jr. Name: John C. Sites, Jr. Title: Manager
RELIANCE CONTROL LLC By: /s/ John C. Sites, Jr. Name: John C. Sites, Jr. Title: Manager
/s/ Hugh Miller Hugh Miller
/s/ Richard Blass Richard Blass
/s/ Lee Miller Lee Miller
/s/ Marc Miller Marc Miller

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